Exhibit 99.2

                      FEDERAL DEPOSIT INSURANCE CORPORATION
                   550 17th Street NW, Washington, D.C. 20429
                                    FORM 10-K

(MARK ONE)
|X| ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

     FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005

|_| TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

     FOR THE TRANSITION PERIOD FROM __________ TO __________

                          FDIC CERTIFICATE NUMBER 23266

                                SAN JOAQUIN BANK
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            CALIFORNIA                                    95-3426405
            ----------                                    ----------
 (State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                       Identification No.)

 1301 - 17TH STREET, BAKERSFIELD, CALIFORNIA                 93301
 -------------------------------------------                 -----
  (Address of principal executive offices)                (Zip Code)

                                 (661) 281-0300
                                 --------------
              (Registrant's telephone number, including area code)

                           COMMON STOCK (NO PAR VALUE)
                           ---------------------------
          (Securities registered pursuant to section 12(g) of the Act)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes |_| No |X|

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
Yes  |_|   No  |X|

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes |X| No |_|

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any attachment to this Form 10-K. |_|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act. (Check one):
  Large accelerated filer |_|  Accelerated filer |_|  Non-accelerated filer |X|

         Indicate  by check  mark  whether the registrant is a shell company (as
         defined in Rule 12b-2 of the Exchange Act).  Yes  |_|   No  |X|

The aggregate market value of the Common Stock held by non-affiliates of the registrant as of June 30, 2005, as reported on the OTC Bulletin Board, was approximately $58,667,243. Shares of Common Stock held by each officer and director and by each person who owns 5% or more of the outstanding Common Stock have been excluded, in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

Indicate the number of shares outstanding of each of the issuer's classes of Common Stock, as of the latest practicable date: 3,472,712 shares outstanding at February 14, 2006.

                       DOCUMENTS INCORPORATED BY REFERENCE

Portions of the definitive Proxy Statement relating to the registrant's Annual Meeting of Shareholders, to be held May 16, 2006, are incorporated by reference in Items 10, 11, 12, 13, and 14 of Part III to the extent described therein.

                                SAN JOAQUIN BANK

                                    FORM 10-K

                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005

                                      INDEX

                                                                            PAGE
                                                                            ----
PART I
ITEM 1.    BUSINESS ........................................................   2
ITEM 1A.   RISK FACTORS ....................................................  10
ITEM 2.    PROPERTIES ......................................................  13
ITEM 3.    LEGAL PROCEEDINGS ...............................................  14
ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS..............  14

PART II
ITEM 5.    MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER
           MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES................  15
ITEM 6.    SELECTED FINANCIAL DATA..........................................  17
ITEM 7.    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
           RESULTS OF OPERATION.............................................  18
ITEM 7A.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.......  40
ITEM 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA......................  42
ITEM 9.    CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
           FINANCIAL DISCLOSURE.............................................  67
ITEM 9A.   CONTROLS AND PROCEDURES..........................................  67
ITEM 9B.   OTHER INFORMATION................................................  67

PART III
ITEM 10.   DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT...............  68
ITEM 11.   EXECUTIVE COMPENSATION...........................................  68
ITEM 12.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...  68
ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...................  68
ITEM 14.   PRINCIPAL ACCOUNTING FEES AND SERVICES...........................  68

PART IV
ITEM 15    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES ......................  69

This annual report on Form 10-K contains forward-looking statements about San Joaquin Bank for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control -- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and reported results should not be considered an indication of our future performance. Some of these risk factors include, among others, certain credit, market, operational and liquidity risks associated with our business and operations, changes in business and economic conditions in California and nationally, rising interest rates, potential acts of terrorism (which are beyond our control), volatility of rate sensitive deposits and assets, value of real estate collateral securing many of our loans, accounting estimates and judgments, compliance costs associated with the company's internal control structure and procedures for financial reporting. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under "Risk Factors" in Item 1A and elsewhere in this annual report on Form 10-K.

Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made.

                                     PART I

ITEM 1.  BUSINESS

GENERAL

San Joaquin Bank commenced operations as a California state-chartered Bank in December 1980 and is the oldest independent community bank headquartered in Bakersfield, Kern County, California. At December 31, 2005, San Joaquin Bank had total consolidated assets of $627,014,000, total consolidated deposits of $575,533,000, total consolidated net loans of $400,397,000, and shareholders' equity of $39,290,000.

San Joaquin Bank has four banking  offices within Kern County,  California.  The
Main Office is located at 1301 - 17th Street, Bakersfield, California. The Rosedale Branch located at 3800 Riverlakes Drive, Bakersfield, California, is owned by the Company, as are the Stockdale Branch located at 4600 California Avenue and the Administrative Center located at 1000 Truxtun Avenue, both in Bakersfield, California. The Main Office and the Delano Branch at 1613 Inyo Street, Delano, are both leased facilities.

In 1987, San Joaquin Bank formed a subsidiary, the Kern Island Company ("KIC"), to acquire, develop, sell or operate commercial or residential real property located in the Company's geographic market area. In 1993 San Joaquin Bank formed a limited partnership, Farmersville Village Grove Associates (a California limited partnership) ("FVGA"), to acquire and operate low-income housing projects under the auspices of the Rural Economic and Community Development Department (formerly Farmers Home Administration), United States Department of Agriculture. KIC is the 5% general partner and San Joaquin Bank is the 95% limited partner.

The investment in FVGA is shown on the Company's consolidated financial statements as "Investment in real estate." This investment consists of a 48-unit seniors apartment project, located in Farmersville, placeCityTulare County, StateCalifornia. This project is financed by the Rural Economic and Community Development Department (formerly Farmers Home Administration), United States Department of Agriculture ("RECD"). The Company acquired the project by a grant deed executed in lieu of foreclosure pursuant to a judgment entered December 3, 1991, in Kern County Superior Court. The deed was executed in settlement of a $400,000 loan owed to the Company. Concurrent with the acquisition, the Company assumed an $880,000 loan payable to the RECD. The project is operated by FVGA. The FVGA apartment project generates a positive cash flow, therefore additional investment in the project by San Joaquin Bank is not required. Because of the subsidized rent program sponsored by RECD under which this apartment project is operated, the owner of the project was eligible and did receive a federal tax credit in the amount of $600,000, which was amortized over a period of 10 years. Both KIC and FVGA exist solely to own and operate the Farmersville apartment project. Management does not anticipate any additional cash infusion required by San Joaquin Bank and the effects of the operation of KIC and FVGA on the Company are negligible.

Through its network of banking offices, San Joaquin Bank emphasizes professional, personal banking service directed primarily to small and medium-sized businesses and professionals. Although San Joaquin Bank's primary focus is toward the small and medium-sized business and professional market, the Bank also provides a full range of banking services that are available to individuals, public entities, and non-profit organizations.

San Joaquin Bank offers a wide range of deposit accounts. These include personal and business checking and savings accounts, interest-bearing negotiable order of withdrawal ("Super NOW") accounts, money market accounts, time deposits and individual retirement accounts.

San Joaquin Bank also provides a full array of lending services, including commercial, consumer installment, and real estate loans. Commercial loans are loans to local community businesses and may be unsecured or secured by assets of the business and/or its principals. Consumer installment loans include loans for automobiles, home improvements, debt consolidation and other personal needs. Real estate loans include short-term commercial loans secured by real estate and construction loans.

San Joaquin Bank originates loans that are guaranteed under the Small Business Investment Act and in the past has sold SBA loans in the secondary market, although the Bank currently retains SBA loans in its portfolio.

The Bank also offers a wide range of specialized services designed to attract and service the needs of commercial customers and account holders. These services include ACH origination services, Internet banking for business and individual customers, safe deposit, MasterCard and Visa merchant deposit services, messenger pick-up service, cash management sweep accounts, MasterCard MasterMoney(TM) ATM/Check cards, and Visa and MasterCard credit cards.

San Joaquin Bank is subject to examination by the Federal Deposit Insurance Corporation ("FDIC") and the California Department of Financial Institutions.

At December 31, 2005, San Joaquin Bank employed 135 persons of whom 21 were Bank officers, 79 were full-time employees and 35 were part-time employees. San Joaquin Bank believes that its employee relations are satisfactory.

COMPETITION

The banking and financial services industry in California generally, and in San Joaquin Bank's market area specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers. The Bank competes for loans, deposits, and customers with other commercial banks, savings and loan associations, securities and brokerage companies, mortgage companies, insurance companies, finance companies, money market funds, credit unions, and other non-bank financial service providers. Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than San Joaquin Bank.

ECONOMIC CONDITIONS,  GOVERNMENT POLICIES,  LEGISLATION,  AND REGULATION

San Joaquin Bank's profitability, like most financial institutions, is primarily dependent on interest rate differentials. In general, the difference between the interest rates paid by San Joaquin Bank on interest-bearing liabilities, such as deposits and other borrowings, and the interest rates received by San Joaquin Bank on its interest-earning assets, such as loans extended to its customers and securities held in its investment portfolio, comprise the major portion of San Joaquin Bank's earnings. These rates are highly sensitive to many factors that are beyond the control of San Joaquin Bank, such as inflation, recession and unemployment. The impact that future changes in domestic and foreign economic conditions might have on San Joaquin Bank cannot be predicted.

The business of San Joaquin Bank is also  influenced  by the fiscal  policies of the federal government, the monetary policies of the federal government, particularly those implemented by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), and regulatory policies, particularly as promulgated by the FDIC. The Federal Reserve implements national monetary policies through the actions of the Federal Open Market Committee ("FOMC"). The objectives of the FOMC include curbing inflation and combating recession through its open-market operations in U.S. Government securities, by adjusting the required level of reserves for depository institutions subject to its reserve requirements, and by varying the target federal funds rate applicable to funds purchased and sold between financial institutions on an overnight basis, and discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments, and deposits and also affect interest rates earned on interest-earning assets and paid on interest-bearing liabilities. The nature and impact on San Joaquin Bank of any future changes in monetary and fiscal policies cannot be predicted.

From time to time, legislation, as well as regulations, are enacted which have the effect of increasing the cost of doing business, limiting or expanding permissible activities, or affecting the competitive balance between banks and other financial services providers. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies, and other financial institutions and financial services providers are frequently made in the U.S. Congress, in the state legislatures, and before various regulatory agencies. This legislation may change banking statutes and the operating environment of San Joaquin Bank in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. San Joaquin Bank cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of San Joaquin Bank.

SUPERVISION AND REGULATION

Banks are extensively regulated under both federal and state law. This regulation is intended primarily for the protection of depositors and the deposit insurance fund and not for the benefit of shareholders of San Joaquin Bank. The following is a summary of certain statutes and regulations affecting the Bank. It is not intended to be an exhaustive description of the statutes and regulations applicable to the Bank's business. The description of statutory and regulatory provisions is qualified in its entirety by reference to the particular statutory or regulatory provisions.

Moreover, major new legislation and other regulatory changes affecting the Bank, banking, and the financial services industry in general have occurred in the past and can be expected to occur in the future. The nature, timing and impact of new and amended laws and regulations cannot be accurately predicted.

REGULATORY ENFORCEMENT AUTHORITY

The enforcement  powers available to federal banking regulators  include,  among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined in the Federal Deposit Insurance Act ("FDIA"). In general, these enforcement actions may be initiated for violations of law and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities or noncompliance with consumer protection laws. Under certain circumstances, federal and state laws require public disclosure and reports of certain criminal offenses and also final enforcement actions by the federal banking agencies.

FDIC INSURANCE PREMIUMS

The Bank pays deposit insurance premiums to the FDIC based on an assessment rate established by the FDIC for Bank Insurance Fund-member institutions. The FDIC has established a risk-based premium system under which the FDIC classifies institutions based on their capital ratios and on other relevant information and generally assesses higher rates on those institutions that tend to pose greater risks to the federal deposit insurance funds. The FDIA does not require the FDIC to charge all banks deposit insurance premiums when the ratio of deposit insurance reserves to insured deposits is maintained above specified levels. However, because of general economic conditions and recent bank failures, it is possible that the ratio of deposit insurance reserves to insured deposits could fall below the minimum ratio that FDIA requires, which would result in the FDIC setting deposit insurance assessment rates sufficient to increase deposit insurance reserves to the required ratio. The Bank cannot predict whether the FDIC will be required to increase deposit insurance assessments above their current levels.

In February 2006, Congress enacted the Federal Deposit Insurance Reform Act of 2005 (the "FDIR Act"). As a result of the passage of the FDIR Act: (i) the FDIC's Bank Insurance Fund will be merged with the FDIC's Savings Association Insurance Fund creating the Deposit Insurance Fund (the "DIF") no later than July 1, 2006; (ii) the $100,000 per account insurance level will be indexed to reflect inflation; (iii) deposit insurance coverage for certain retirement accounts will be increased to $250,000 on April 1, 2006; and (iv) a cap will be placed on the level of the DIF and dividends will be paid to banks once the level of the DIF exceeds the specified threshold.

CAPITAL REQUIREMENTS AND PROMPT CORRECTIVE ACTION

The FDIC has risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a bank's operations for both transactions reported on the balance sheet as assets, and transactions such as letters of credit and recourse arrangements, which are recorded as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. government securities, to 100% for assets with relatively higher credit risk, such as investment securities that carry below-investment grade ratings.

The FDIC takes into consideration concentrations of credit risk and risks from nontraditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation is made as a part of the institution's regular safety and soundness examination. The federal banking agencies also consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance sheet position) in evaluation of a bank's capital adequacy.

In January 2006, the FDIC, along with three other federal bank regulators, proposed interagency guidance on credit concentrations entitled, "Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices." In general, the proposed guidance, if adopted in its current form, would require banks with either (a) more than 100% of total capital in loans for construction and land development, or (b) more than 300% of total capital in loans secured by commercial real estate to adopt heightened risk management practices. The Bank currently has more than 100% of total capital in loans for construction and land development and loans secured by commercial real estate in excess of 300% of total capital.

The FDIC may increase such minimum requirements for all banks or for specified banks. Increases in the minimum required ratios could adversely affect the Bank, including its ability to pay dividends.

The Basel Committee on Banking Supervision, an international organization comprised of representatives of central banks of the Group of Ten countries, continues to evaluate certain aspects of the proposed New Basel Capital Accord, with the goal of implementation by 2007. The New Basel Capital Accord incorporates three pillars that address (a) minimum capital requirements, (b) supervisory review, which relates to an institution's capital adequacy and internal assessment process, and (c) market discipline, through effective disclosure to encourage safe and sound banking practices. Embodied within these pillars are aspects of risk assessment that relate to credit risk, interest rate risk and operational risk, among others, and certain proposed approaches by the Basel Committee to complete such assessments may be considered complex. It is possible that under the New Basel Capital Accord large complex institutions that are capable of implementing sophisticated risk assessment procedures would be permitted to operate with less capital than other institutions. This could put banks that do not have such sophisticated risk assessment procedures at a competitive disadvantage. The Bank continues to monitor the status of the New Basel Accord.

As discussed above, the FDIC has promulgated regulations and adopted a statement of policy regarding the capital adequacy of state-chartered banks, which, like the Bank, are not members of the Federal Reserve System. Moreover, the FDIC has promulgated regulations to implement the system of prompt corrective action established by the FDIA. Under the regulations, a bank is given one of the following ratings based upon its regulatory capital: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized."

Immediately upon becoming undercapitalized, an institution becomes subject to prompt corrective action provisions of the FDIA, including for example, (i) restricting payment of capital distributions and management fees, (ii) requiring that the FDIC monitor the condition of the institution and its efforts to restore its capital, (iii) requiring submission of a capital restoration plan,
(iv) restricting the growth of the institution's assets and (v) requiring prior approval of certain expansion proposals.

In addition, an institution generally must file a written capital restoration plan which meets specified requirements with the appropriate FDIC regional director within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. An institution, which is required to submit a capital restoration plan, must concurrently submit a performance guaranty by each company that controls the institution. A critically undercapitalized institution generally is to be placed in conservatorship or receivership within 90 days unless the FDIC formally determines that forbearance from such action would better protect the deposit insurance fund.

The  following  tables  present  the  regulatory  capital   requirements  to  be
classified as well capitalized and the capital ratios for the Bank, at December 31, 2005 and 2004, respectively (note 20).

                                                                                               To Be Categorized
                                                                                                Well Capitalized
                                                                  For Capital Adequacy       Under Prompt Corrective
                                               Actual                   Purposes                Action Provisions
                                       ----------------------  --------------------------  ----------------------------
                                        Amount      Ratio       Amount       Ratio              Amount      Ratio
-----------------------------------------------------------------------------------------------------------------------
  As of December 31, 2005
-----------------------------------------------------------------------------------------------------------------------
  Total risk-based capital ratio      $51,510,000   10.51%   $ 39,208,000     8.00%          $49,010,000    10.00%
  Tier 1 risk-based capital ratio      39,372,000    8.03%     19,612,000     4.00%           29,419,000     6.00%
  Tier 1 leverage ratio                39,372,000    6.44%     24,455,000     4.00%           30,568,000     5.00%

  As of December 31, 2004
-----------------------------------------------------------------------------------------------------------------------
  Total risk-based capital ratio      $44,122,000   11.50%   $ 30,694,000    8.00%           $38,367,000    10.00%
  Tier 1 risk-based capital ratio      33,306,000    8.68%     15,348,000    4.00%            23,023,000     6.00%
  Tier 1 leverage ratio                33,306,000    6.66%     20,004,000    4.00%            25,005,000     5.00%

As of December 31, 2005, the Bank was well capitalized for the above purposes. The FDIC may revise capital requirements applicable to banking organizations beyond current levels. As discussed above, changes to the risk-based capital adequacy framework are currently under consideration. Accordingly, it is impossible to predict whether higher or different capital requirements will be imposed and, if so, at what levels and on what schedules. Therefore, there can be no assurance as to what effect such higher or different requirements may have on the Bank.

BROKERED DEPOSITS

Section 29 of the FDIA and FDIC regulations generally limit the ability of an insured depository institution to accept, renew or roll over any brokered deposit depending on the institution's capital category. These restrictions have not had a material impact on the operations of the Bank because the Bank historically has not relied upon brokered deposits as a source of funding.

ACTIVITIES AND INVESTMENTS OF INSURED STATE-CHARTERED BANKS

Section 24 of the FDIA generally limits the activities as principal and equity investments of FDIC-insured, state-chartered banks to those that are permissible for national banks. In 1999, the FDIC substantially revised its regulations implementing Section 24 of the FDIA to ease the ability of FDIC-insured state-chartered banks to engage in certain activities not permissible for national banks, and to expedite FDIC review of bank applications and notices to engage in such activities.

Further, the Gramm-Leach-Bliley Act (the "GLBA") permits national banks and state banks, to the extent permitted under state law, to engage in certain new activities which are permissible for subsidiaries of a financial holding company. In order to form a financial subsidiary, a national bank or state bank must be well-capitalized, and such banks would be subject to certain capital deduction, risk management and affiliate transaction rules, among other things. In addition, the FDIC's final rules governing the establishment of financial subsidiaries adopt the position that activities that a national bank could only engage in through a financial subsidiary, such as securities underwriting, only may be conducted in a financial subsidiary by a state nonmember bank. However, activities that a national bank could not engage in through a financial subsidiary, such as real estate development or investment, continue to be governed by the FDIC's standard activities rules. The final rules provide that a state bank subsidiary that engages only in activities that the bank could engage in directly (regardless of the nature of the activities) will not be deemed to be a financial subsidiary.

COMMUNITY INVESTMENT AND CONSUMER PROTECTION LAWS

In connection with its retail banking activities, the Bank is subject to a variety of federal laws designed to protect depositors and borrowers and to promote lending to various sectors of the economy and population. Included among these are:

     o    the Community Reinvestment Act ("CRA");

     o    the Electronic Funds Transfer Act;

     o    the Equal Credit Opportunity Act;

     o    the Expedited Funds Availability Act;

     o    the Fair Credit Reporting Act;

     o    the Fair Debt Collection Practices Act;

     o    the Home Mortgage Disclosure Act;

     o    the Home Ownership and Protection Act;

     o    the Real Estate Settlement Procedures Act;

     o    the Truth in Savings Act; and

     o    the Truth in Lending Act.

The Bank is subject to rules and regulations implementing such laws which were promulgated by, among other regulators, the Board of Governors of the Federal Reserve system, the FDIC, the U.S. Department of Housing and Urban Development and the Federal Trade Commission.

The CRA requires the FDIC to evaluate the Bank's performance in helping to meet the credit needs of their entire communities, including low-and-moderate-income neighborhoods, consistent with their safe and sound banking operations, and to take this record into consideration when evaluating certain applications. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution's discretion to develop the type of products and services that it believes are best suited to its particular community, consistent with the purposes of the CRA.

Recent amendments to CRA regulations by the FDIC have created a new classification of "intermediate small bank," which includes banks that have $250 million or more but less than $1 billion in assets. San Joaquin Bank currently qualifies as an "intermediate small bank" for CRA purposes. The CRA performance of intermediate small banks is measured using a lending test and a community development test. An intermediate small bank may elect to be treated as a large bank for CRA purposes, if it maintains the necessary data.

The FDIC's CRA regulations for large banks are based upon objective criteria of the performance of institutions under three key assessment tests: (i) a lending test, to evaluate the institution's record of making loans in its service areas;
(ii) an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and (iii) a service test, to evaluate the institution's delivery of services through its branches, ATMs, and other offices. As of the date of its most recent CRA evaluation in September of 2005, the Bank was rated in the highest category for CRA compliance, "outstanding."

CUSTOMER INFORMATION SECURITY

The FDIC and other bank regulatory agencies have adopted final guidelines for establishing standards for safeguarding nonpublic personal information about customers that implement provisions of the GLBA (the "Guidelines"). Among other things, the Guidelines require each financial institution, under the supervision and ongoing oversight of its Board of Directors or an appropriate committee thereof, to develop, implement and maintain a comprehensive written information security program designed to ensure the security and confidentiality of customer information, to protect against any anticipated threats or hazards to the security or integrity of such information; and to protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer.

PRIVACY

The GLBA requires financial institutions to implement policies and procedures regarding the disclosure of nonpublic personal information about consumers to nonaffiliated third parties. In general, the statute requires the Bank to explain to consumers its policies and procedures regarding the disclosure of such nonpublic personal information, and, except as otherwise required by law, the Bank is prohibited from disclosing such information except as provided in its policies and procedures.

THE USA PATRIOT ACT

The USA PATRIOT Act of 2001 (the "PATRIOT Act"), designed to deny terrorists and others the ability to obtain anonymous access to the United States financial system, has significant implications for depository institutions, broker-dealers and other businesses involved in the transfer of money. The PATRIOT Act, together with the implementing regulations of various federal regulatory agencies, requires financial institutions to implement additional or amend existing policies and procedures with respect to, among other things, anti-money laundering compliance; suspicious activities and currency transaction reporting; and due diligence on customers.

GOVERNMENT POLICIES AND LEGISLATION

The policies of regulatory authorities, including the FDIC, have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. An important function of the Federal Reserve System is to regulate aggregate national credit and money supply through such means as open market dealings in securities, establishment of the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. Policies of these agencies may be influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United States government. Such policies have had, and will continue to have, a significant effect on the operating results of financial institutions.

The United States Congress has periodically considered and adopted legislation that has resulted in further deregulation of both banks and other financial institutions, including mutual funds, securities brokerage firms and investment banking firms. No assurance can be given as to whether any additional legislation will be adopted or as to the effect such legislation would have on the business of the Bank. In addition to the relaxation or elimination of geographic restrictions on banks and bank holding companies, a number of regulatory and legislative initiatives have the potential for eliminating many of the product line barriers presently separating the services offered by commercial banks from those offered by non-banking institutions.

SARBANES-OXLEY

On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"). The stated goals of Sarbanes-Oxley are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

Sarbanes-Oxley generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports under the Exchange Act. Sarbanes-Oxley includes very specific additional disclosure requirements and new corporate governance rules. These new requirements prompted the Securities and Exchange Commission (the "SEC") and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandated further studies of certain issues. Sarbanes-Oxley represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

Sarbanes-Oxley addresses, among other matters:

     o independent audit committees for reporting companies whose securities are listed on national exchanges or automated quotation systems (the "Exchanges") and expanded duties and responsibilities for audit committees;
     o certification of financial statements by the chief executive officer and the chief financial officer;
     o the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer's securities by directors and senior officers in the twelve month period following initial
          publication   of  any   financial   statements   that  later   require
          restatement;
     o a prohibition on insider trading during pension fund black out periods;
     o    disclosure of off-balance sheet transactions;
     o a prohibition on personal loans to directors and officers under most circumstances;
     o expedited filing requirements relating to trading by insiders in an issuer's securities on Form 4;
     o disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;
     o    "real time" filing of periodic reports;
     o the formation of the Public Company Accounting Oversight Board ("PCAOB") to oversee public accounting firms and the audit of public companies that are subject to securities laws;
     o    auditor independence; and
     o various increased criminal penalties for violations of securities laws.

Given the extensive role of the SEC, the PCAOB and the Exchanges in implementing rules relating to Sarbanes-Oxley's new requirements and the federalization of certain elements traditionally within the sphere of state corporate law, the impact of Sarbanes-Oxley on reporting companies will be significant. Many of the new rules promulgated by the SEC, PCAOB and Exchanges were implemented during 2004, however, other rules including but not limited to new internal control evaluation and reporting rules will only begin to be implemented in 2006 and 2007. As a result, it is impossible to predict with any precision how these new rules, regulations and changes in corporate law and governance will finally impact public companies including the Bank.

We have implemented procedures to comply with the various requirements provided in Sarbanes-Oxley and the rules promulgated by the SEC and the FDIC thereunder.

FUTURE LEGISLATION

Various legislation, including proposals to change substantially the laws and regulations governing the banking industry and the financial institution regulatory system, is from time to time introduced in Congress, in state legislatures and before various bank regulatory agencies. This legislation may change banking statutes and the operating environment of the Bank in substantial and unpredictable ways. If enacted, this legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. The Bank cannot predict whether any of this potential legislation will be enacted and, if enacted, the effect that it, or any implementing regulations, would have on the Bank's business, results of operations or financial condition. It is likely, however, that the current high level of enforcement and compliance-related activities of federal and state authorities will continue and potentially increase.

RESTRICTIONS ON DIVIDENDS AND OTHER DISTRIBUTIONS

Under California law, the Bank is prohibited from making distributions to its shareholders in an amount that exceeds the lesser of its retained earnings and its net income for the three preceding fiscal years (less any distributions paid during such time). With the prior approval of the Commissioner of Financial Institutions of the State of California (the "Commissioner"), a California chartered bank may make a distribution up to the greater of (a) its retained earnings; (b) its net income for its last fiscal year; and (c) its net income for the current fiscal year. If the Commissioner finds that the shareholders' equity of a bank is not adequate, the Commissioner may order the bank not to make any distribution to the shareholders of the bank.

The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is also subject to federal statutory and regulatory restrictions that limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions. FDICIA prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions, including dividends, if after such transaction the institution would be undercapitalized.

The federal banking agencies also have authority to prohibit depository institutions from engaging in business practices that are considered unsafe or unsound, possibly including payment of dividends or other payments under certain circumstances even if such payments are not expressly prohibited by statute.

CURRENT ACCOUNTING  PRONOUNCEMENTS

The Bank has adopted SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income is equal to net income plus the change in "other comprehensive income," as defined by SFAS No. 130. This statement requires the Bank to report income and (loss) from non-owner sources. The component of other comprehensive income currently applicable to the Bank is the net unrealized holding gain or loss on available for sale securities and unrealized gains or loss from changes in fair value of interest rate cap contracts. SFAS No. 130 requires that an entity: (a) classify items of other comprehensive income by their nature in a financial statement, and (b) report the accumulated balance of other comprehensive income separately from common stock and retained earnings in the equity section of the balance sheet.

In December 2002, the Financial Accounting Standards Board issued SFAS 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." This statement applies to financial statements for fiscal years ending after December 15, 2002. It is an amendment of SFAS 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock-based employee compensation and also amends the disclosure provisions of SFAS 123. SFAS 123 defines a fair value based method of accounting for employee stock options or similar equity instruments.

However, both also allow an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

The Bank has elected to continue accounting for stock-based compensation under APB Opinion No. 25 and disclose pro forma net income and earnings per share, as if the fair value based method of accounting defined in Statements 123 and 148 had been applied.

SFAS 123 was revised in December 2004 to require that, effective for periods beginning after June 15, 2005, the Company begin using the fair market value method for valuing and accounting for stock options. On April 14, 2005, the Securities and Exchange Commission announced the adoption of a new rule which delayed the implementation date for the new requirements until the beginning of the next fiscal year (2006). The Company has decided to apply the new requirements in 2006 on a prospective basis.

ITEM 1A. RISK FACTORS

CHANGES IN INTEREST RATES MAY ADVERSELY AFFECT OUR PROFITABILITY

Our earnings are impacted by changing interest rates. Changes in interest rates impact the demand for new loans, the rates received on loans and securities and the rates paid on deposits and other borrowings. The relationship between the rates received on earning assets and the rates paid on interest-bearing liabilities is known as interest rate spread. In general, the wider the spread, the more San Joaquin Bank earns. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, of the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence not only the interest we receive on loans and the amount of interest we pay on deposits and borrowings, but such changes could also affect our ability to originate loans and obtain deposits. If the interest rates paid on deposits and other borrowings increase at a faster rate than the interest rates received on loans and other investments, our earnings could be adversely affected. Our earnings could also be adversely affected if the interest rates received on loans and other investments fall more quickly than the interest rates paid on deposits and other borrowings.

IF OUR LOAN QUALITY DECLINES, OUR ALLOWANCE FOR LOAN LOSSES MAY BE INADEQUATE

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management's estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The level of the allowance reflects management's continuing evaluation of credit risks, loan loss experience, current loan portfolio quality, present economic and regulatory conditions and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Any increases in the allowance for loan losses will result in a decrease in net income and may have a material adverse effect on our financial condition and results of operations.

Our PROFITABILITY DEPENDS SIGNIFICANTLY ON ECONOMIC CONDITIONS IN PLACECENTRAL CALIFORNIA

Our operations are concentrated in Kern County, California. As a result of this geographic concentration, the local economic conditions have a significant impact on the demand for our products and services as well as the ability of our customers to repay loans, the value of the collateral securing loans and the stability of our deposit funding sources. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, drought and other adverse weather conditions, changes in securities markets or other factors could impact local economic conditions and, in turn, have a material adverse effect on our financial condition and results of operations.

WE FACE STRONG COMPETITION IN OUR AREA WHICH COULD HURT OUR BUSINESS

The banking and financial services business in our market area is highly competitive. Such competitors primarily include national, regional, and community banks within the markets in which we operate. We also face competition from savings and loans, credit unions and other financial services companies. Our ability to compete successfully depends on a number of factors, including, among other things: Personalized service, relationships between our customers and key managers, rates we offer on our deposit and loan products and product differentiation. Failure to perform in any of these areas could significantly weaken the Company's competitive position and in turn, adversely affect our financial condition.

WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION AND SUPERVISION

We are subject to extensive federal and state regulation and supervision. These regulations affect our lending practices, dividend policy and growth. Newly enacted and changes to existing statutes, regulations or regulatory policies could subject us to additional costs and/or limit the types of services and products we may continue to offer or offer in the future. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil monetary penalties and/or reputation damage, any of which could have a material adverse effect on our business, financial condition and results of operations.

IF WE FAIL TO MAINTAIN EFFECTIVE INTERNAL CONTROLS OVER FINANCIAL REPORTING, OR WE FAIL TO COMPLY IN A TIMELY MANNER WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002, THE PRICE OF OUR COMMON STOCK MAY BE ADVERSELY AFFECTED.

We are required to establish and maintain appropriate internal controls over financial reporting. Failure to establish those controls, or any failure of
those  controls  once  established,   could  adversely  impact  our  disclosures
regarding our business, financial condition or results of operations. Our management has reviewed the adequacy of our internal controls over financial reporting, and management believes that our internal controls provide reasonable assurance that the financial statements are accurate, prepared in accordance with generally accepted accounting principles and that our assets are adequately safeguarded. Our independent auditors have not yet conducted a review of our internal controls over financial reporting, however, we believe there will be such a review during fiscal year 2007 when the independent auditors review our compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. Rules adopted by the SEC pursuant to Section 404 require annual assessment of a company's internal control over financial reporting, and attestation of its assessment by the company's independent registered public accountants. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex and require significant documentation, testing and possible remediation to meet the detailed standards. Management's assessment of internal controls over financial reporting at any time may identify weaknesses and conditions that need to be addressed in our internal controls over financial reporting or other matters that may raise concerns for you. Any actual or perceived weaknesses and conditions that need to be addressed in our internal controls over financial reporting, disclosure of management's assessment of our internal controls over financial reporting or disclosure of our public accounting firm's attestation to or report on management's assessment of our internal controls over financial reporting may have an adverse impact on the price of our common stock. For example, if we are unable to adequately maintain or improve our internal controls over financial reporting, we may report that our internal controls are ineffective and our external auditors will not be able to issue an unqualified opinion on the effectiveness of our internal controls. Ineffective internal controls over financial reporting could also cause investors to lose confidence in our reported financial information, which would likely have a negative effect on the trading price of our securities or could affect our ability to access the capital markets and which could result in regulatory proceedings against us by, among others, the Federal Deposit Insurance Corporation and the Securities Exchange Commission.

WE MIGHT BE UNABLE TO RECRUIT OR RETAIN NECESSARY PERSONNEL, WHICH COULD SLOW THE DEVELOPMENT AND DEPLOYMENT OF OUR PRODUCTS AND SERVICES.

Our future success and ability to sustain our growth depend upon the continued service of our executive officers, and other key personnel and upon hiring additional key personnel. The unexpected loss of services of one or more of our key personnel could have a material adverse impact on our business because of their skills, knowledge of our market, years of industry experience and the difficulty of promptly finding qualified replacement personnel. In addition, if we are unable to recruit and sustain necessary personnel, the development and deployment of our products and services would be hindered, and, as a result, our results of operation would be materially affected.

OUR TECHNOLOGY AND SYSTEMS MAY EXPERIENCE AN INTERRUPTION OR BREACH IN SECURITY We rely heavily on technology and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our systems, there can be no assurance that any such failures, interruptions or security breaches will not occur. The occurrence of any failures, interruptions or security breaches could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

YOUR ABILITY TO SELL YOUR SHARES OF COMMON STOCK AT THE TIMES AND IN THE AMOUNTS YOU WANT MAY BE LIMITED

Although our common stock is listed for trading on the Over-the-Counter Bulletin Board, the trading volume in our common stock is less than that of other larger financial services companies. We are not listed on the Nasdaq or any other securities exchange. While there are several investment securities brokers/dealers who make a market in our common stock, there is no active trading market for our common stock and thus you may not be able to sell the shares of common stock that you own at the times and in the amounts you would otherwise like to.

SIGNIFICANT   RELIANCE  ON  LOANS  SECURED  BY  REAL  ESTATE  MAY  INCREASE  OUR
VULNERABILITY TO DOWNTURNS IN THE CALIFORNIA REAL ESTATE MARKET AND OTHER VARIABLES IMPACTING THE VALUE OF REAL ESTATE.

A large portion of our assets consist of loans secured by real estate in California. At December 31, 2005, approximately 81.46% of our loans were secured by real estate. Conditions in the California real estate market historically have influenced the level of non-performing assets. A real estate recession in the San Joaquin Valley in California and/or Kern County could adversely affect our results of operations. In addition, California has experienced, on occasion, significant natural disasters, including earthquakes, fires and flooding. The occurrence of one or more of such catastrophes could impair the value of the collateral for our real estate secured loans and adversely affect us. In recent years, real estate prices in our market area have risen significantly. If real estate prices were to fall in our market area, the security for many of our real estate secured loans could be reduced and we could incur significant losses if borrowers of real estate secured loans default, and the value of our collateral is insufficient to cover our losses.

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

OUR DIRECTORS AND EXECUTIVE OFFICERS BENEFICIALLY OWN A SIGNIFICANT PORTION OF OUR OUTSTANDING COMMON STOCK.

As of December 31, 2005, our directors and executive officers together with their affiliates, beneficially owned approximately 24.9% of our outstanding voting common stock (not including vested options). As a result, such shareholders would most likely control the outcome of corporate actions requiring shareholder approval, including the election of directors and the approval of significant corporate transactions, such as a merger or sale of all or substantially all of our assets. We can provide no assurance that the investment objectives of such shareholders will be the same as our other shareholders.

ITEM 2. PROPERTIES

The following properties are owned by the Bank and are unencumbered. In the opinion of Management, all such properties are adequately covered by insurance.

-----------------------------------------------------------------------------------------------
                       Use of          Square Feet of    Land and        Date of
Name and Location      Facilities      Interior Space    Building Costs  Acquisition
-----------------      ----------      --------------    --------------  -----------
-----------------------------------------------------------------------------------------------
Administration         Administrative  10,000            $879,000        06/01/1996
1000 Truxtun Ave.      Office and
Bakersfield, CA 93301  data center

-----------------------------------------------------------------------------------------------
Rosedale               Branch Office   12,600            $3,562,000      02/01/2002 (land)
3800 Riverlakes Dr.                                                      08/01/2004 (building)
Bakersfield, CA 93312

-----------------------------------------------------------------------------------------------
Stockdale              Branch Office   5,914             $3,317,000      2/27/2004
4600 California Ave.
Bakersfield, CA 93309
-----------------------------------------------------------------------------------------------

The following facilities are leased by the Bank as of December 31, 2005. In the opinion of Management, all such properties are adequately covered by insurance.

-----------------------------------------------------------------------------------------------
                       Use of          Square Feet of   Land and               Lease
Name and Location      Facilities      Interior Space   Building Costs         Expiration Date
-----------------      ----------      --------------   --------------         ---------------
-----------------------------------------------------------------------------------------------

Main Office            Head Office     6,311          $ 6,829.74 per month*    2/28/2006**
1301-17th St.
Bakersfield, CA 93301

-----------------------------------------------------------------------------------------------
Delano Office          Branch Office   1,690          $1,521.00 per month      9/30/2006
1613 Inyo St.
Delano, CA
-----------------------------------------------------------------------------------------------

*    This rent amount is subject to a periodic cost of living adjustment based upon the producer price index as published by the U.S. Bureau of Labor Statistics. The next adjustment is due on March 1, 2013.

**   On February 2, 2006,  the Bank  exercised its option to renew the lease for ten years.  The
     New lease  expires on  2/28/2016  and is  subject to an option to renew for one  additional ten-year term.

All of the Bank's existing facilities are considered to be adequate for the Bank's present and anticipated future use.

ITEM 3. LEGAL PROCEEDINGS

There are no material pending legal proceedings to which the Bank or any subsidiary is a party or of which their property is subject, other than routine, ordinary, litigation incidental to the business of the Bank or any subsidiary. None of the ordinary routine litigation in which the Bank or any subsidiary is involved is expected to have material adverse impact upon the financial position or results of operations of the Bank or any subsidiary.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

                                     PART II


ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

The capital stock of San Joaquin Bank is currently traded on the OTC Bulletin Board under the symbol "SJQN." The Bank has not filed an application for listing of its Common Stock on any national stock exchange or market, nor does the Bank's Management have plans at present to file such an application.

The following table summarizes the range of sales prices of the Bank's common stock for each quarter during the last two fiscal years as quoted on the OTC Bulletin Board. The quotations reflect the price that would be received by the seller without markups, mark-downs or commissions and may not have represented actual transactions:

                                               High          Low
                                               ----          ---
    2005
    ----
    Fourth Quarter                            $34.60        $30.80
    Third Quarter                             $31.65        $26.55
    Second Quarter                            $28.90        $26.25
    First Quarter                             $28.00        $26.15

    2004
    ----
    Fourth Quarter                            $27.75        $22.10
    Third Quarter                             $23.00        $21.50
    Second Quarter                            $23.25        $20.05
    First Quarter                             $23.10        $18.50

As of February 14, 2006, there were 735 holders of record of the Bank's common stock (including holders who may be nominees for an undetermined number of beneficial owners). This figure may not include some beneficial owners who hold shares in nominee name.

San Joaquin Bank has paid a cash dividend in each of the last eight years. The most recent dividend paid was $0.24 per share, payable to shareholders of record as of February 27, 2006. The following sets forth the cash dividend history of the Bank.

     o A $0.12 per share cash dividend was paid to shareholders of record as of March 25, 1999.
     o A $0.15 per share cash dividend was paid to shareholders of record as of March 3, 2000.
     o A $0.17 per share cash dividend was paid to shareholders of record as of February 12, 2001.
     o A $0.18 per share cash dividend was paid to shareholders of record as of February 22, 2002.
     o A $0.20 per share cash dividend was paid to shareholders of record as of February 7, 2003.
     o A $0.20 per share cash dividend was paid to shareholders of record as of February 20, 2004.
     o A $0.22 per share cash dividend was paid to shareholders of record as of February 25, 2005.
     o A $0.24 per share cash dividend was paid to shareholders of record as of February 27, 2006.

The Bank expects that comparable cash dividends will be paid in future years.

Under California law, the Bank may declare a cash dividend out of the Bank's net profits up to the lesser of the Bank's retained earnings or the Bank's net income for the last three (3) fiscal years (less any distributions made to shareholders during such period), or, with the prior written approval of the Commissioner, in an amount not exceeding the greatest of (i) the retained earnings of the Bank; (ii) the net income of the Bank for its last fiscal year; or (iii) the net income of the Bank for its current fiscal year. The payment of any cash dividends by the Bank will depend not only upon the Bank's earnings during a specified period, but also on the Bank meeting certain regulatory capital requirements. See "Item 1 - Restrictions on Dividends and Other Distributions" herein.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2005 about the Bank's common stock that may be issued upon the exercise of options under the Bank's 1989 Stock Option Plan or 1999 Stock Incentive Plan that were approved by our shareholders or that may be issued upon the exercise of options granted outside of these equity compensation plans.

                                                                                  Number of Securities
                                                                                   Remaining Available
                                  Number of Securities                             for Future Issuance
                                   to be Issued upon        Weighted-average          under Equity
                                      Exercise of          Exercise Price of       Compensation Plans
                                  Outstanding Options,    Outstanding Options,    (Excluding Securities
                                  Warrants and Rights     Warrants and Rights      Reflected in Column
Plan Category                            (#)(a)                  ($)(b)                (a))(#)(c)
---------------------------------------------------------------------------------------------------------
Equity compensation plans
 Approved by shareholders             436,666(1)                $14.09                 240,535(2)

Equity compensation plans not
 Approved by shareholders                   -                        -                       -
---------------------------------------------------------------------------------------------------------
     Total                            436,666(1)                $14.09                 240,535(2)

     1)   Represents  options granted under the 1989 Stock Option Plan to purchase  130,916 shares of the
          Bank's common stock and options granted under the 1999 Stock Incentive Plan to purchase 305,750 shares of the Bank's common stock.

     2)   Represents 240,535 shares reserved for issuance under the 1999 Stock Incentive Plan.

ISSUER PURCHASES OF EQUITY SECURITIES

The Bank did not purchase any shares of its common stock during the fourth quarter of fiscal year 2005.

ITEM 6. SELECTED FINANCIAL DATA

The following table presents selected historical financial information, including share and per share information. The selected financial and other data as of and for the five years ended December 31, 2005 is derived in part from the audited Financial Statements of the Bank presented elsewhere in this annual report on Form 10-K. The selected historical financial data set forth below should be read in conjunction with, and is qualified in its entirety by, the historical financial statements of the Bank, including the related notes included elsewhere herein.

                                                                      At December 31,
                                              ---------------------------------------------------------------
 (DATA IN THOUSANDS, EXCEPT PER SHARE DATA)      2005         2004         2003         2002          2001
                                              ----------   ----------   ----------   ----------    ----------
   Total Assets                               $  627,014   $  496,705   $  415,501   $  337,388    $  300,038
   Cash & Due froms banks                         24,355       24,082       20,980       19,608        13,152
   Federal Funds Sold                              1,700            -       31,000        9,300        25,000
   Securities available-for-sale                   2,428        2,494            -            -           -
   Securities held-to-maturity                   167,636      122,912       80,563       56,959        48,253
   Total Loans, gross                            408,950      326,879      268,620      237,507       202,926
   Allowance for loan losses                       7,003        5,487        4,819        4,276         3,507
   Deferred loan fees                              1,550        1,023          845          529           326
   Investment in real estate                         710          686          745          805           864
   Total deposits                                575,533      442,976      376,261      304,410       272,313
   Federal funds purchased and securities
     sold under agreements to repurchase               -        8,663        6,380        4,919         3,736
   Long-term debt and other borrowings             6,797        6,805          813          820           827
   Total shareholders' equity                     39,290       33,159       28,209       24,420        21,538

 SELECTED STATEMENT OF OPERATIONS DATA:          2005         2004         2003         2002          2001
 --------------------------------------       ----------   ----------   ----------   ----------    ----------
   Interest income                                32,269       22,055       18,112       17,592        18,537
   Interest expense                                9,046        3,615        2,983        4,091         7,016
   Net interest income before
     provision for loan losses                    23,223       18,440       15,129       13,501        11,521
   Provision for loan losses                       1,200        1,200        1,470        1,670         1,037
   Net interest income after
     provision for loan losses                    22,023       17,240       13,659       11,831        10,484
   Noninterest income                              2,711        3,070        2,927        2,866         2,133
   Noninterest expense                            13,276       11,337       10,261        8,737         7,711
   Income before taxes                            11,458        8,973        6,325        5,960         4,922
   Income tax expense                              4,785        3,516        2,138        2,365         2,047
   Net income                                 $    6,673   $    5,457   $    4,187   $    3,595    $    2,875

 SHARE DATA:                                     2005         2004         2003         2002          2001
                                              ----------   ----------   ----------   ----------    ----------
 Net income per share (basic)                 $     1.95   $     1.61   $     1.25   $     1.10    $     0.89
 Net income per share (diluted)               $     1.83   $     1.51   $     1.18   $     1.06    $     0.86
 Book Value per share (1)                     $    13.47   $    11.39   $     9.85   $     8.84    $     7.68
 Cash dividend per share                      $     0.24   $     0.22   $     0.20   $     0.18    $     0.17
 Weighted average common shares outstanding    3,421,380    3,387,864    3,339,850    3,280,283     3,245,019
 Period end shares outstanding                 3,435,896    3,396,134    3,352,151    3,294,291     3,259,224

     1)   Shareholders' equity and loan loss reserve divided by shares outstanding

                                                                      At December 31,
                                              ---------------------------------------------------------------
 KEY OPERATING RATIOS:                           2005         2004         2003         2002          2001
                                              ----------   ----------   ----------   ----------    ----------
 PERFORMANCE RATIOS:
   Return on Average Equity (1)                  18.57%      17.85%     15.92%     15.62%       14.25%
   Return on Average Assets (2)                   1.19%       1.19%      1.11%      1.12%        1.07%
   Net interest spread (3)                        3.78%       4.13%      4.17%      4.26%        3.82%
   Net interest margin (4)                        4.56%       4.49%      4.48%      4.69%        4.82%
   Efficiency ratio (5)                          51.19%      52.71%     56.83%     53.38%       56.41%
   Net loans (6) to total deposits               69.57%      72.32%     69.89%     76.40%       74.40%
   Dividend payout ratio (7)                     12.31%      13.66%     16.00%     16.67%       19.10%
   Average shareholders' equity to
     average total assets                         6.41%       6.64%      6.98%      7.21%        7.54%

  ASSET QUALITY RATIOS:
   Nonperforming and restructured loans
     to total loans (8)                           0.18%       0.63%      0.65%      1.84%        1.00%
   Nonperforming and restructured assets
     to total loans and OREO (9)                  0.35%       0.84%      0.92%      2.17%        1.42%
   Net charge-offs to average total loans         0.17%       0.17%      0.20%      0.22%        0.09%
   Allowance for loan losses to total loans       1.72%       1.68%      1.79%      1.80%        1.73%
   Allowance for loan losses to
     nonperforming and restructured loans       963.27%     267.53%    276.48%     97.74%      172.59%

  CAPITAL RATIOS:
   Tier 1 capital to adjusted total assets        6.44%       6.66%      6.89%      7.28%        7.24%
   Tier 1 capital to total risk weighted assets   8.03%       8.68%      8.81%      8.91%        9.14%
   Total capital to total risk weighted assets   10.51%      11.50%     10.06%     10.14%       10.39%

     1)   Net income divided by average shareholders' equity.
     2)   Net income divided by average assets.
     3)   Dollar weighted  average  interest income yield less dollar weighted average interest expense rate.
     4)   Net interest income divided by average interest-earning assets.
     5)   Noninterest  expense as a percentage of the sum of net interest  income before  provision for loan losses and noninterest income excluding securities gains and losses.
     6)   Total gross loans less the allowance for loan losses, deferred fees and related costs.
     7)   Dividends declared per share as a percentage of net income per share.
     8)   Nonperforming loans consist of nonaccrual loans, loans past due 90 days or more.
     9)   Nonperforming  assets consist of nonperforming  and restructured  loans and other real estate owned (OREO).

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion addresses information pertaining to the financial condition and results of operations of San Joaquin Bank and Subsidiaries (the "Bank") that may not be otherwise apparent from a review of the consolidated financial statements and related footnotes. It should be read in conjunction with those statements and notes thereto appearing elsewhere in this annual report on Form 10-K.

This annual report on Form 10-K contains forward-looking statements about San Joaquin Bank for which it claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995, including statements with regard to descriptions of our plans or objectives for future operations, products or services, and forecasts of our revenues, earnings or other measures of economic performance. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may."

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors -- many of which are beyond our control -- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements and reported results should not be considered an indication of our future performance. Some of these risk factors include, among others, certain credit, market, operational and liquidity risks associated with our business and operations, changes in business and economic conditions in California and nationally, rising interest rates, potential acts of terrorism (which are beyond our control), volatility of rate sensitive deposits and assets, value of real estate collateral securing many of our loans, accounting estimates and judgments, compliance costs associated with the company's internal control structure and procedures for financial reporting. These risk factors are not exhaustive and additional factors that could have an adverse effect on our business and financial performance are set forth under "Risk Factors" in Item 1A and elsewhere in this annual report on Form 10-K.

Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date forward-looking statements are made.

CRITICAL ACCOUNTING POLICIES

GENERAL

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The financial information contained within our statements is, to a significant extent, financial information that is based on measures of the financial effects of transactions and events that have already occurred. We use historical loss factors, among other factors, in determining the inherent loss that may be present in our loan portfolio. Actual losses could differ significantly from the historical and other factors that we use. Estimates, assumptions and judgments are necessary when assets and liabilities are required to be recorded at fair value, when a valuation write-down or valuation reserve related to an asset on our books is required due to a decline in value or when an asset or liability needs to be recorded contingent on a future event. Other estimates that we use are related to the expected useful lives of our depreciable assets. In addition, GAAP itself may change from one previously acceptable method to another method.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (1) Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies," which requires that losses be accrued when they are probable of occurring and estimable, and (2) SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

Our allowance for loan losses has three basic components: the formula allowance, the specific allowance and the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses historical losses as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, management believes the errors that might otherwise occur are mitigated. The specific allowance uses various techniques to arrive at an estimate of the expected loss. Historical loss information and fair market value of collateral are used to estimate those losses. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates. The unallocated allowance addresses losses that are attributable to various factors including economic events, industry or geographic sectors whose impact on the portfolio are believed to be probable, but have yet to be recognized in either the formula or specific allowances. For further information regarding our allowance for loan losses, see "Allowance for Loan Losses" discussion later in this item.

STOCK BASED AWARDS

SFAS 123 was revised in December 2004 to require that, effective for periods beginning after June 15, 2005, the Company begin using the fair market value method for valuing and accounting for stock options. On April 14, 2005, the Securities and Exchange Commission announced the adoption of a new rule which delayed the implementation date for the new requirements until the beginning of the next fiscal year (2006). The Company has decided to apply the new requirements in 2006 on a prospective basis. Effective December 31, 2005, the Board of Directors of the Bank voted to accelerate the vesting of all unvested options to acquire the Company's common stock that were outstanding at that date (the "Acceleration"), except that no options to non-employee directors were affected by the Acceleration. A total of 158,870 shares subject to option were impacted by the Acceleration. As a result of the acceleration, and based upon estimated Black-Scholes value calculations, the Company will not be required to recognize pretax compensation expense related to the accelerated options of approximately $833,000. Had the Acceleration not occurred, the Company would have had to recognize this expense over the next five years when the Company becomes subject to the requirements of SFAS No. 123R, "Share-Based Payment," on January 1, 2006. Under applicable accounting guidance, the company did not record a charge related to the Acceleration. As a result of the acceleration, certain options granted to the Company's Chairman of the Board, Bruce Maclin, Chief Executive Officer, Bart Hill, and two other highest paid executive officers (together the "Named Executive Officers") exceeded the $100,000 limit established by IRS regulation ss.1.422-4. As such, the excess options granted to the Named Executive Officers must be treated as non-statutory options. All other terms and conditions of the accelerated options remained unchanged as a result of the Acceleration. Based upon information available to Management at the date of this report, management expects that the effect of implementation will be to increase future annual compensation expense in 2006 by approximately $122,000 and decrease future annual net income by approximately $104,000 after tax.

OVERVIEW

At December 31, 2005, we had total consolidated assets of $627,014,000 (an increase of 26.23% compared to the $496,705,000 in assets at the end of 2004), total consolidated deposits of $575,533,000 (an increase of 29.92% over the 2004 level of $442,976,000), total consolidated net loans of $400,397,000 (an increase 24.98% compared to the $320,369,000 in net loans at year end 2004), and consolidated shareholders' equity of $39,290,000 (an increase of 18.49% compared to $33,159,000 at the end of 2004).

We reported record annual net income of $6,673,000 for the year ended December 31, 2005. Net income increased $1,216,000, or 22.28%, over the $5,457,000 reported in 2004, which was an increase of $1,270,000, or 30.33%, from the $4,187,000 reported in 2003. Diluted earnings per share for the year ended December 31, 2005 increased 21.19% to $1.83 compared to the $1.51 for 2004, which was an increase of 27.97% from $1.18 in 2003. For the year ended December 31, 2005, the annualized return on average equity (ROAE) and return on average assets (ROAA) were 18.57% and 1.19%, respectively, as compared to 17.85% and 1.19%, respectively, for the same period in 2004. We have experienced steady growth in both loan and deposit volumes while, at the same time, we have continued to maintain control over our overhead and other fixed expenses, which has resulted in our record earnings performance. Our growth in deposits stems from continued local advertising and business promotion activities. There have been no special promotions or other deposit campaigns utilized during 2005 to attract new deposits, nor have we relied upon brokered deposits of any kind.

During the three year period from December 31, 2002 to December 31, 2005, the Bank's total assets, total loans, and total deposits have grown by 85.84%, 72.18%, and 89.07%, respectively.

We ended 2005 with a Tier 1 capital ratio of 6.44%, a Tier 1 capital to risk weighted asset ratio of 8.03%, and a total capital to risk weighted asset ratio of 10.51%. At the end of 2004, these ratios were 6.66%, 8.68% and 11.50%, respectively. We met all the criteria under current regulatory guidelines for a "well capitalized" bank as of December 31, 2005.

The following table provides a summary of the major elements of income and expense for the three years ended December 31:

                                                      Increase (Decrease)           Increase (Decrease)
(DATA IN THOUSANDS, EXCEPT PER SHARE DATA)    2005    Amount    % Change     2004    Amount  % Change     2003
                                            -----------------------------  ---------------------------  --------
INTEREST INCOME
  Loans (including fees)                    $26,212   $ 6,740     34.61%   $19,472  $ 3,449    21.53%    $16,023

  Investment securities                       5,337     3,005    128.86%     2,332      552    31.01%      1,780
  Federal funds sold and other
    interest-bearing balances                   720       469    186.85%       251      (58)  -18.77%        309
                                           --------  --------   --------  --------  -------   -------    -------
      Total Interest Income                  32,269    10,214     46.31%    22,055    3,943    21.77%     18,112
                                           --------  --------   --------  --------  -------   -------    -------

INTEREST EXPENSE
  Deposits
                                              8,631     5,355    163.46%     3,276      399    13.87%      2,877
  Fed funds purchased and securities
    sold under agreements to repurchase          37      (19)    -33.93%        56        1     1.82%         55
  Long term debt and other borrowings           378        95     33.57%       283      232   454.90%         51
                                           --------  --------   --------  --------  -------   -------    -------
      Total Interest Expense                  9,046     5,431    150.24%     3,615      632    21.19%      2,983
                                           --------  --------   --------  --------  -------   -------    -------

Net Interest Income                          23,223     4,783     25.94%    18,440    3,311    21.89%     15,129
Provision for loan losses                     1,200         -      0.00%     1,200     (270)  -18.37%      1,470
                                           --------  --------   --------  --------  -------   -------    -------
Net Interest Income After
  Loan Loss Provision                        22,023     4,783     27.74%    17,240    3,581    26.22%     13,659
                                           --------  --------   --------  --------  -------   -------    -------

NONINTEREST INCOME
  Service charges and fees on deposits          887       (97)    -9.86%       984     (155)  -13.61%      1,139
  Other service charges and fees              1,151       137     13.51%     1,014       94    10.22%        920
  Net gain on sale of fixed assets               11       (32)   -74.42%        43       43                    -
  Other                                         662      (367)   -35.67%     1,029      161    18.55%        868
                                           --------  --------   --------  --------  -------   -------    -------
      Total Noninterest Income                2,711      (359)   -11.69%     3,070      143     4.89%      2,927
                                           --------  --------   --------  --------  -------   -------    -------

NONINTEREST EXPENSE
  Salaries and employee benefits              7,815     1,017     14.96%     6,798    1,300    23.64%      5,498
  Occupancy                                     895       387     76.18%       508      (61)  -10.72%        569
  Fumiture and equipment                      1,025       263     34.51%       762       98    14.76%        664
  Other                                       3,541       272      8.32%     3,269     (261)   -7.39%      3,530
                                           --------  --------   --------  --------  -------   -------    -------
     Total Noninterest Expense               13,276     1,939     17.10%    11,337    1,076    10.49%     10,261
                                           --------  --------   --------  --------  -------   -------    -------

Income Before Taxes
                                             11,458     2,485     27.69%     8,973    2,648    41.87%      6,325
Income Taxes                                  4,785     1,269     36.09%     3,516    1,378    64.45%      2,138
                                           --------  --------   --------   --------  -------   -------   -------
NET INCOME                                  $ 6,673   $ 1,216     22.28%   $ 5,457   $1,270    30.33%   $  4,187
                                           ========  ========   ========   ========  =======   =======   =======

Basic Earnings per Share                    $  1.95   $  0.34     21.10%   $ 1.61    $ 0.36    28.85%   $   1.25
                                           ========  ========   ========   ========  =======   =======   =======
Diluted Earnings per Share                  $  1.83   $  0.31     20.81%   $ 1.51    $ 0.33    28.25%   $   1.18
                                           ========  ========   ========   ========  =======   =======   =======

NET INTEREST INCOME

Net interest income, the difference between interest earned on loans and investments and interest paid on deposits and other borrowings, is the principal component of our earnings. The following tables provide a summary of the components of net interest income and the changes within the components for the periods indicated. The second and third tables set forth a summary of the changes in interest income and interest expense due to changes in average asset and liability balances (volume) and changes in average interest rates (rate) for the periods indicated.

DISTRIBUTION OF ASSETS, LIABILITIES & SHAREHOLDERS' EQUITY, RATES & INTEREST MARGIN

                                                                 Twelve Months Ended December 31
(DOLLARS IN THOUSANDS)                         2005                            2004                            2003
                                  ------------------------------  -----------------------------  -------------------------------
                                      Avg                 Avg         Avg                 Avg         Avg                 Avg
                                    Balance   Interest   Yield      Balance   Interest   Yield      Balance   Interest   Yield
                                  ------------------------------  -----------------------------  -------------------------------
ASSETS
Earning assets:
  Loans (1)(2)(3)                 $ 328,132   $ 26,212   7.99%    $ 279,812   $ 19,472    6.96%    $ 236,927   $ 16,023   6.76%
  Taxable investments               156,451      5,268   3.37%      110,109      2,293    2.08%       69,212      1,740   2.51%
  Tax-exempt investments              1,183         69   5.83%        1,005         39    3.88%        1,015         40   3.94%
  Fed funds sold & int-bearing       23,258        720   3.10%       19,538        251    1.28%       30,510        309   1.01%
                                  ------------------------------  -----------------------------  -------------------------------

Total earning assets                509,024     32,269   6.34%      410,464     22,055    5.37%      337,664     18,112   5.36%
                                  ------------------------------  -----------------------------  -------------------------------

Cash & due from banks                26,347                          23,770                           20,374
Other assets                         25,571                          26,026                           18,935
                                  ---------                       ---------                        ---------
Total Assets                      $ 560,942                       $ 460,260                        $ 376,973
                                  =========                       =========                        =========

LIABILITIES
Interest-bearing liabilities:
  NOW & money market               $213,249     $5,471   2.57%      168,403      1,522    0.90%    $ 154,405      1,270   0.82%
  Savings                           106,552      2,602   2.44%       86,972      1,377    1.58%       63,816      1,135   1.78%
  Time deposits                      24,171        558   2.31%       24,268        377    1.55%       25,582        472   1.85%
  Other borrowings                    8,893        415   4.67%       11,215        339    3.02%        6,451        106   1.64%
                                  ------------------------------  -----------------------------  -------------------------------
Total interest-bearing
liabilities                         352,865      9,046   2.56%      290,858      3,615    1.24%      250,254      2,983   1.19%
                                  ------------------------------  -----------------------------  -------------------------------

Noninterest-bearing deposits        166,573                         131,935                           97,073
Other liabilities                     5,570                           6,888                            3,343
                                  ---------                       ---------                        ---------

Total Liabilities                   525,008                         429,681                          350,670

SHAREHOLDERS' EQUITY
Shareholders' equity                 35,934                          30,579                           26,303
                                  ---------                       ---------                        ---------
Total Liabilities &
  Shareholders' Equity            $ 560,942                       $ 460,260                        $ 376,973
                                  =========                       =========                        =========

Net Interest Income &
   Net Interest Margin (4)                    $ 23,223   4.56%                $ 18,440    4.49%                $ 15,129   4.48%
                                              ================                =================                ================

     1)   Loan interest income includes fee income of $1,907,000 $1,536,000, and $895,000 for the years ended December 31, 2005,
          2004, and 2003, respectively.

     2)   Includes the average  allowance for loan losses of $6,026,000,  $5,524,000,  and $5,255,000 and average  deferred loan fees of $1,315,000, $934,000, and $804,000 for the years ended December 31, 2005, 2004, and 2003, respectively.

     3)   Includes nonperforming and restructured loans of $727,000, $2,051,000, and $1,743,000 for the years ended December 31,
          2005, 2004, and 2003, respectively.

     4)   Net interest margin is computed by dividing net interest income by the total average earning assets.

SUMMARY OF CHANGES IN INTEREST INCOME AND EXPENSE



--------------------------------------------------------------------------------
                                            Twelve Months Ended December 31
(DOLLARS IN THOUSUNDS)                               2005 over 2004
--------------------------------------------------------------------------------
                                         Volume           RATE       Net Change
--------------------------------------------------------------------------------
Earning Assets:

Net loans (1)(2)                        $ 3,363          $ 3,377      $ 6,740
Taxable investments                         965            2,010        2,975
Tax-exempt investments (3)                    7               23           30
Federal funds sold & other
  interest-bearing balances                  48              421          469
--------------------------------------------------------------------------------
Total                                     4,383            5,831       10,214
--------------------------------------------------------------------------------
Interest-Bearing Liabilities:

NOW & money market accounts                 405            3,544        3,949
Savings deposits                            310              915        1,225
Time deposits                                (2)             183          181
Other borrowings                            (70)             146           76
--------------------------------------------------------------------------------
Total                                       643            4,788        5,431
--------------------------------------------------------------------------------
Interest Differential                   $ 3,740          $ 1,043      $ 4,783
================================================================================

--------------------------------------------------------------------------------
                                            Twelve Months Ended December 31
                                                     2004 over 2003
--------------------------------------------------------------------------------
                                           Volume          Rate      Net Change
--------------------------------------------------------------------------------
Earning Assets:

Net loans (1)(2)                        $ 2,900           $  549      $ 3,449
Taxable investments                       1,028             (475)         553
Tax-exempt investments (3)                    0               (1)          (1)
Federal funds sold & other
  interest-bearing balances                (111)              53          (58)
--------------------------------------------------------------------------------

Total                                     3,817              126        3,943
--------------------------------------------------------------------------------
Interest-Bearing Liabilities:

NOW & money market accounts                 115              137          252
--------------------------------------------------------------------------------
Savings deposits                            412             (170)         242
--------------------------------------------------------------------------------
Time deposits                               (24)             (71)         (95)
--------------------------------------------------------------------------------
Other borrowings                             78              155          233
--------------------------------------------------------------------------------

Total                                       581               51          632
--------------------------------------------------------------------------------
Interest Differential                   $ 3,236           $   75      $ 3,311
================================================================================

1) Loan interest income includes fee income of $1,907,000, $1,536,000, and $895,000 for the years ended December 31, 2005, 2004, and 2003, respectively.
2) The average balance of non-performing and restructured loans is not significant as a percentage of total loans and, as such, has been included in net loans.
3) The amount of tax-exempt securities that we hold is minimal and the amount derived from these securities is not significant, therefore there have been no adjustments made to reflect interest earned on these securities on a tax-equivalent basis. The effective federal statutory tax rate was 41.76%, 39.18% and 33.80% for 2005, 2004, and 2003, respectively.

Net interest income, before provision for loan loss, for the year ended December 31, 2005 was $23,223,000, an increase of $4,783,000 (25.94%) compared to
$18,440,000 for the year ended December 31, 2004, which increased $3,311,000 (21.89%) over $15,129,000 for the year ended December 31, 2003.

The net interest margin for the year ended December 31, 2005 was 4.56% compared to 4.49% for the year ended December 31, 2004, and 4.48% for the year ended December 31, 2003. The net interest margin in 2005 reflects the effect of the 25 basis point increases in the federal funds rate that occurred in the months of February, March, May, June, August, September, November and December 2005, respectively. The net interest margin for 2004 reflects the effect of the 25 basis point increases in interest rates that occurred in each of the months of June, August, September, November and December 2004. The net interest margin in the year of 2003 reflects the effect of the 25 basis point decrease in interest rates that occurred in June 2003. If interest rates remain at current levels, we would expect the net interest margin to remain about the same during the first quarter of 2006. In a rising rate environment, the net interest margin is expected to improve. Conversely, in a declining rate environment the net interest margin would be expected to decline.

2005 COMPARED TO 2004

Total interest income for the year ended December 31, 2005 was $32,269,000 compared to $22,055,000 for the same period of 2004, an increase of $10,214,000, or 46.31%. Average loans increased $48,320,000 (17.27%) from $279,812,000 at
December 31, 2004 to $328,132,000 at December 31, 2005, increasing interest income by $3,363,000 for the year ended December 31, 2005. During that same year-over-year period, the average yield on loans increased by 103 basis points, resulting in an increase in interest income on loans of $3,377,000. The combined effect was an increase of $6,740,000 in interest income earned on average loans during 2005 compared to 2004. Average taxable investment securities increased from $110,109,000 at December 31, 2004 to $156,451,000 at December 31, 2005, an
increase of $46,342,000 (42.09%). This increase in taxable investment securities volume caused interest income to increase by $965,000 during the year of 2005 compared to the year of 2004. The rates of return earned on taxable investment securities increased by 129 basis points during this year-over-year period, increasing interest income on taxable investment securities by $2,010,000 during the year ended December 31, 2005 compared to the year ended December 31, 2004. These two factors resulted in an increase in interest earned on taxable investment securities of $2,975,000 in 2005 versus the same period of 2004. Average federal funds sold and other interest bearing balances increased by $3,720,000 (19.04%) to $23,258,000 at December 31, 2005 compared to the same period in 2004. This volume increase resulted in an increase in interest income of $48,000 on the sale of federal funds during 2005 compared to 2004, while the increase of 182 basis points in the average yield on federal funds sold caused an increase in interest income of $421,000 during this time period. The net result was an increase of $469,000 in interest income on federal funds sold during 2005 compared to 2005.

Interest expense for the year ended December 31, 2005 was $9,046,000 compared to $3,615,000 for the same period of 2004, an increase of $5,431,000 (150.24%).
Average NOW and money market deposits increased from $168,403,000 for the year ended December 31, 2004 to $213,249,000 in 2005, an increase of $44,846,000
(26.63%). This increased volume of interest-bearing deposits resulted in an increase in interest expense of $405,000 during 2005 compared to 2004, while the 167 basis point increase in average rates during the same period caused interest expense to increase by $3,544,000. The result was an increase in interest expense on NOW and money market accounts of $3,949,000 during the year ended December 31, 2005 compared to 2004. Average savings deposits increased during 2005 to $106,552,000, compared to $86,972,000 in 2004, an increase of
$19,580,000 (22.51%). Because of this increase in volume, interest expense increased $310,000. During the same period, interest rates increased by 86 basis points, resulting in an increase of interest expense of $915,000 in 2005 compared to 2004. The net result was an increase of $1,225,000 in interest expense on average savings deposits during 2005 versus 2004. Time deposits during the year ended December 31, 2005 decreased to $24,171,000 compared to $24,268,000 during the year ended December 31, 2004, a reduction of $97,000 (0.40%). This decline in average time deposits caused interest expense to drop by $2,000 in 2005 compared to 2004, while the 76 basis point increase in interest rates on time deposits caused interest expense to increase by $183,000 during this same time period. These two factors resulted in an increase in interest expense on time deposits of $181,000 in 2005 compared to 2004. Average other borrowings, consisting primarily of securities sold under agreements to repurchase and a six million dollar subordinated note, decreased during the year ended December 31, 2005 to $8,893,000 compared to $11,215,000 during the year ended December 31, 2004, a decrease of $2,322,000 (20.70%). This decrease in volume caused interest expense to decrease by $70,000 during 2005 compared to 2004, while a 165 basis point increase in interest rates paid on other borrowings caused interest expense to increase by $146,000 during this same year-over-year time period. The net result was an increase of $76,000 in interest expense on other borrowings during 2005 compared to 2004.

2004 COMPARED TO 2003

Total interest income for the year ended December 31, 2004 was $22,055,000 compared to $18,112,000 for the same period of 2003, an increase of $3,943,000, or 21.77%. Average loans increased $42,885,000 (18.10%) from $236,927,000 at
December 31, 2003 to $279,812,000 at December 31, 2004, increasing interest income by $2,900,000 for the year ended December 31, 2004, and the average yield on loans during that same year-over-year period increased by 20 basis points, thereby increasing interest income on loans by $549,000. The combined effect was an increase of $3,449,000 in interest income earned on average loans during 2004 compared to 2003. Average taxable investment securities increased from $69,212,000 at December 31, 2003 to $110,212,000 at December 31, 2004, an
increase of $40,897,000 (59.09%). This increase in taxable investment securities volume caused interest income to increase by $1,028,000 during the year of 2004 compared to the year of 2003. The rates of return earned on taxable investment securities declined by 43 basis points during this year-over-year period, reducing interest income on taxable investment securities by $475,000 during the year ended December 31, 2004 compared to the year ended December 31, 2003. These two factors resulted in a net increase in interest earned on taxable investment securities of $553,000 in 2004 versus the same period of 2003. Average federal funds sold decreased by $10,972,000 (35.96%) to $19,538,000 at December 31, 2004
compared to the same period in 2003. This volume decrease resulted in a decrease in interest income of $111,000 on the sale of federal funds during 2004 compared to 2003, while the increase of 27 basis points in the average yield on federal funds sold caused an increase in interest income of $53,000 during this time period. The net result was a decrease of $58,000 to interest income on federal funds sold during 2004 compared to 2003.

Interest expense for the year ended December 31, 2004 was $3,615,000 compared to $2,983,000 for the same period of 2003, an increase of $632,000, or 21.19%. Average interest-bearing demand deposits increased from $154,405,000 for the year ended December 31, 2003 to $168,403,000 in 2004, an increase of $13,998,000
(9.07%). This increased volume of interest-bearing deposits resulted in an increase in interest expense of $115,000 during 2004 compared to 2003, while the 8 basis point increase in average rates during the same period caused interest expense to increase by $137,000. The result was an increase in interest expense on interest-bearing demand deposits of $252,000 during the year ended December 31, 2004 compared to 2003. Average savings deposits increased during 2004 to
$86,972,000,  compared  to  $63,816,000  in 2003,  an  increase  of  $23,156,000
(36.29%). Because of this increase in volume, interest expense increased $412,000, however, interest rates decreased by 20 basis points, resulting in the decline of interest expense by $170,000 in 2004 compared to 2003. The net result was an increase of $242,000 in interest expense on average savings deposits during 2004 versus 2003. Time deposits during the year ended December 31, 2004 decreased to $24,268,000 compared to $25,582,000 during the year ended December 31, 2003, a reduction of $1,314,000 (5.14%). This decline in average time deposits caused interest expense to drop by $24,000 in 2004 compared to 2003, and the 30 basis point decline in interest rates on time deposits caused interest expense to decrease by $71,000 during this same time period. These two factors resulted in the reduction of interest expense on time deposits by $95,000 in 2004 compared to 2003. Average other borrowings, consisting primarily of securities sold under agreements to repurchase and a six million dollar subordinated note, increased during the year ended December 31, 2004 to $11,215,000 compared to $6,451,000 during the year ended December 31, 2003, an increase of $4,764,000 (73.85%). This increase in volume caused interest expense to increase by $78,000 during 2004 compared to 2003, while a 138 basis point increase in interest rates paid on other borrowings caused interest expense to increase by $155,000 during this same year-over-year time period. The net result was an increase of $233,000 in interest expense on other borrowings during 2004 compared to 2003.

 PROVISION FOR LOAN LOSSES

We made a $1,200,000 addition to the allowance for loan losses in the year ended December 31, 2005 compared to a $1,200,000 addition in the year ended December 31, 2004, which was a decrease of 18.37% compared to the addition of $1,470,000 to the allowance for loan losses in the year ended December 31, 2003. The provision for loan losses is based upon in-depth analysis, in which Management considers many factors, including, the rate of loan growth, changes in the level of past due, nonperforming and classified assets, changing portfolio mix, overall credit loss experience, recommendations of regulatory authorities, and prevailing local and national economic conditions to establish the required level of the allowance for loan losses. Based upon information known to Management at the date of this report, Management believes that these additions to the total allowance for loan losses allow the Company to maintain an adequate reserve to absorb losses inherent in the loan portfolio. The ratios of the allowance for loan losses to nonperforming and restructured loans were 963.27% at December 31, 2005, 267.53% at December 31, 2004, and 276.48% at December 31, 2003. The ratio of the allowance for loan losses to total loans was 1.72% at December 31, 2005, 1.68% at December 31, 2004, and 1.79% at December 31, 2003.

NONINTEREST INCOME

COMPONENTS OF NONINTEREST INCOME

(DOLLARS IN THOUSANDS)                               2005             2004
---------------------------------------------------------------------------
Service charges on deposit accounts              $    887         $    984
Other service charges and fees                      1,151            1,014
Net gain on sale of premises and equipment             11               43
Other                                                 662            1,029
---------------------------------------------------------------------------
Total Noninterest Income                         $  2,711         $  3,070
===========================================================================

Noninterest income consists primarily of service charges on deposit accounts and fees for miscellaneous services. Noninterest income totaled $2,711,000 for the year ended December 31, 2005, a decrease of $359,000 (11.69%) from $3,070,000 for the year ended December 31, 2004, which increased $143,000 (4.89%) from $2,927,000 in 2003. Service charges on deposit accounts decreased $97,000 during the year of 2005 compared to the year of 2004. During the year of 2004, service charges decreased $155,000 compared to 2003. The decrease in service charges and fees over the two years was the result of customers maintaining higher balances in their accounts thereby offsetting service charges and fees that would be charged against those accounts. Other service charges and fees increased $137,000 during the year of 2005 compared to the year of 2004. During the year of 2004, other service charges and fees increased $94,000 compared to 2003. Other noninterest and miscellaneous income were down $367,000 during the year of 2005 compared to the year of 2004, which was up $161,000 compared to 2003. In 2004, the Bank was reimbursed by the Superfund Redevelopment Program for costs incurred in association with the clean up of soil contamination of real property that was held as collateral by the bank, which resulted in higher other noninterest income in the first nine months of 2004, as compared to the same period in 2005. The Bank has no significant exposure to environmental cleanup costs related to this property.

NONINTEREST EXPENSE

COMPONENTS OF NONINTEREST EXPENSE

(DOLLARS IN THOUSANDS)                   2005           2004           2003
--------------------------------------------------------------------------------
Salaries and employee benefits        $   7,815      $   6,798      $   5,498
Occupancy                                   895            508            569
Funiture and equipment                    1,025            762            664
Promotion                                   667            473            518
Travel, meals and lodging                   165            192            169
Professional services                       934            719            810
Office supplies and expenses                665            528            462
Regulatory assessments                      113             90            116
Insurance                                   317            329            246
Director related expenses                   189            253            268
Other                                       491            685            941
--------------------------------------------------------------------------------
  Total                               $  13,276      $  11,337      $  10,261
================================================================================

Noninterest expense was $13,276,000 in 2005, an increase of $1,939,000, or 17.10% from $11,337,000 in 2004, which increased $1,076,000, or 10.49%, from
$10,261,000 in 2003. Salary and employee benefits increased $1,017,000 (14.96%) in 2005 due to normal salary increases, increases in group medical insurance premiums and workers' compensation premiums, and the addition of new staff as compared to the prior year. In 2004, salary and employee benefits increased $1,300,000 (23.64%) due to normal salary increases, increases in group medical insurance premiums and workers' compensation premiums as compared to the prior year, and as a result of hiring additional personnel for our Rosedale branch. While the Rosedale Branch did not officially open until August 25, 2004, some new employees were hired in July 2004 for training purposes, and others were not hired until August. Consequently, a full year's expense of the new personnel at Rosedale was not reflected until 2005. Occupancy and fixed asset expense increased by $650,000 (51.18%) during the year of 2005 compared to the year of 2004, which decreased $37,000 (3.00%) compared to the year of 2003. These variances were due to normal fluctuations in janitorial expense, utilities expenses and other occupancy-related expenses, as well as additional occupancy expenses for the new Rosedale branch. All other expenses for the year ended December 31, 2005 totaled $3,541,000, an increase of $272,000 (8.32%) compared to $3,269,000 for the year of 2004, which was a decrease of $261,000 (7.39%) compared to 2003. The increases in other noninterest expense over the last three years was primarily due to increases in advertising and marketing expense, and increases in professional services which includes audit fees and legal fees. The efficiency ratio for the year ended December 31, 2005 was 51.19% compared to 52.71% for the year ended December 31, 2004 and 56.83% for the year ended December 31, 2003.

PROVISION FOR INCOME TAXES

During the year of 2005, we recorded income tax expense of $4,785,000 compared to $3,516,000 during the year of 2004, and $2,138,000 during the year of 2003. The effective tax rate for the year ended December 31, 2005 was 41.76% compared to 39.18% for same period in 2004 and 33.80% in 2003. The effective tax rate was lower in 2003 due to a deferred tax adjustment being made. A deferred tax liability is created as a result of timing differences when certain income and expense items are recognized for income tax reporting purposes. The deferred tax adjustment was based upon a review by our external auditors which determined that we had previously over-accrued our deferred tax liability. Also, in 2003, the Bank received a federal low income housing tax credit as a result of operations of Farmersville Village Grove Associates, a California limited partnership in which the Bank is the 95% limited Partner and Kern Island Company, a subsidiary of the Bank, is the 5% general partner. This tax credit was fully utilized in 2003, resulting in a lower effective tax rate in 2003 compared to 2004 and 2005.

SECURITIES

The Bank maintains an investment portfolio consisting of U.S. Treasury, U.S. Government agencies and corporations, and other securities. Investment securities are held in safekeeping by an independent custodian. The objective of our investment portfolio is to maintain a prudent yield and provide collateral to pledge for deposits of public funds and other borrowing facilities. For more information on investment securities, see notes 1 and 2 to the consolidated financial statements. The following table shows the distribution of the Bank's investment portfolio:

DISTRIBUTION OF SECURITIES IN THE BANK'S INVESTMENT PORTFOLIO

(DOLLARS IN THOUSANDS)                                                  At December 31
                                                            -----------------------------------
Held to Maturity                                                2005          2004         2003
                                                                ----          ----         ----

  U.S. Treasury securities                                  $   29,016    $  51,576    $  15,015
  Securities of U.S. government
    agencies and corporations                                   74,587       42,560       64,504
  Other securities                                              64,033       28,776        1,044
                                                            ----------    ---------    ---------
      Total                                                 $  167,636    $ 122,912    $  80,563
                                                            ==========    =========    =========
      Fair Value                                            $  164,959    $ 122,360    $  80,685
                                                            ==========    =========    =========



(DOLLARS IN THOUSANDS)                                                   At December 31
                                                            -----------------------------------
Available for Sale (carrying amount)                             2005         2004         2003
                                                                 ----         ----         ----
    U.S. Treasury securities                                $      - $          - $          -
    Securities of U.S. government agencies
     and corporations                                              -            -            -
    Other securities                                            2,428         2,494          -
                                                            ---------     ---------    --------
      Total                                                 $   2,428     $   2,494    $     -
                                                            =========     =========    ========


MATURITY DISTRIBUTION AND AVERAGE YIELD ON SECURITIES

(DOLLARS IN THOUSANDS)                            After One          After Five
                                 Within One       but Within         but Within           After Ten
Held-to-Maturity                   Year           Five Years         Ten Years              Years                 Other
                               ------------     ------------       ------------           ---------              -------
 U.S. Treasury securities        $  21,999        $  7,017          $    -              $       -                 $   -
    Weighted average yield            2.03%           2.47%

 Securities of U.S. government
   agencies and corporations         4,006          64,856              5,631                  94                     -
    Weighted average yield            1.80%           4.18%              4.90%               5.32%

Other securities                         -           1,473              3,534              59,026                     -
    Weighted average yield                            3.57%              3.87%               4.30%
                                 ---------        ---------          --------           ---------               -------
     Total                       $  26,005        $ 73,346            $ 9,165            $ 59,120                 $   -
                                 =========        =========          ========          ==========               =======
     Weighted average yield           1.99%           4.00%              4.50%               4.31%
                                 =========        =========          ========          ==========               =======



(DOLLARS IN THOUSANDS)                                 After One          After Five
                                  Within One          but Within          but Within           After Ten
Available-for-Sale                   Year             Five Years           Ten Years             Years               Other
                                 ------------        ------------        ------------          ---------            -------
 U.S. Treasury securities       $          -      $             -      $            -       $          -         $         -

    Weighted average yield

 Securities of U.S.
   government agencies and
   corporations                            -                    -                   -                  -                   -
    Weighted average yield

Other securities                                                                                                       2,428
    Weighted average yield                 -                    -                   -                  -                4.73%
                              --------------      ---------------     ---------------     ----------------    ---------------
     Total                    $            -      $             -     $             -     $            -      $        2,428
                              ==============      ===============     ===============     ================    ==============
     Weighted average yield                                                                                             4.73%
                              ==============      ===============     ===============     ================    ==============


At December 31, 2005, held-to-maturity securities had a fair value of $164,959,000 with an amortized cost basis of $167,636,000. On an amortized cost basis, held-to-maturity investments increased $44,724,000 from the December 31, 2004 balance of $122,912,000, which had increased $42,349,000 from the December 31, 2003 balance of $80,563,000. The change in held-to-maturity investments was primarily due to maturities of U.S. Treasury securities (down $22,560,000), purchases of U.S. Government Agency securities (up $32,027,000) and purchases of other securities, which consist primarily of mortgage backed securities (up $35,257,000) in 2005. The unrealized pretax loss on held-to-maturity securities at December 31, 2005 was $2,677,000, as compared to a loss of $552,000 at December 31, 2004, an increase of $2,125,000. This increase in the unrealized holding loss on held-to-maturity securities was caused by the general increase in short-term interest rates. As a general rule, the market price of fixed rate investment securities will decline as interest rates rise, which is precisely what happened. Inasmuch as these investment securities are classified as held-to-maturity, we expect to hold all such securities until they reach their respective maturity dates and, therefore, we do not anticipate recognizing any losses on these securities. The Bank had $2,428,000 in securities classified as available-for-sale at December 31, 2005. Available-for-sale securities are held at fair value which included an unrealized loss of $72,000.

LOANS

The following table summarizes the composition of the Bank's loan portfolio at December 31 for the years indicated:

LOAN PORTFOLIO DISTRIBUTION


                                                   2005            2004         2003        2002           2001
(DOLLARS IN THOUSANDS)                          ---------       ----------   ----------   ---------    ----------

Commercial and industrial loans                 $  55,895      $   61,593   $   67,855   $  63,247     $   59,021
Real estate loans                                       -               -            -           -              -
   Construction and land development              100,115          78,903       50,003      24,445         23,084
   Secured by residential properties               13,468          11,194        7,198       9,181          7,202
   Secured by farmland                             47,665          44,757       33,873      37,358          3,261
   Secured by commercial properties               171,873         114,143       91,724      87,370         67,082
Installment loans                                   1,719           2,018        3,479       3,406          2,478
Loans to finance agricultural production           18,211          13,549       12,970      12,433         40,166
All other loans                                         4             722        1,518          67            632
                                                ---------      ----------    ---------   ---------     ----------
                                                  408,950         326,879      268,620     237,507        202,926
Less:  Allowance for possible loan losses           7,003           5,487        4,819       4,276          3,507
Less:  Deferred loan fees                           1,550           1,023          845         529            326
                                                ---------      ----------    ---------   ---------     ----------
   Net Loans                                     $400,397        $320,369     $262,956    $232,702       $199,093
                                                =========      ==========    =========   =========     ==========


[OBJECT OMITTED]][GRAPHIC OMITTED]

The ending balance for net loans at December 31, 2004 was $400,397,000, an increase of $80,028,000 (24.98%) from the year-end 2004 balance of $320,369,000, which was an increase of $57,413,000 (21.83%) from the 2003 year-end balance of $262,956,000.

For 2005 compared to 2004, the most significant percentage changes in the Bank's loan portfolio were as follows: commercial and industrial loans have decreased $5,698,000 from $61,593,000 at December 31, 2004 to $55,895,000 at December 31,
2005 (9.25%); construction loans have increased $21,212,000 from $78,903,000 at December 31, 2004 to $100,115,000 at December 31, 2005 (26.88%); real estate loans secured by residential properties have increased $2,274,000 from $11,194,000 at December 31, 2004 to $13,468,000 at December 31, 2005 (20.31%);
loans secured by farmland have increased $2,908,000 from $44,757,000 at December 31, 2004 to $47,665,000 at December 31, 2005 (6.50%); real estate loans secured by commercial properties have increased $57,730,000 from $114,143,000 at December 31, 2004 to $171,873,000 at December 31, 2005 (50.58%); and, loans to finance agricultural production increased $4,662,000 from $13,549,000 at December 31, 2004 to $18,211,000 at December 31, 2005 (34.41%). All other categories of loans have remained fairly stable compared to the December 31, 2004 balances.

For 2004 compared to 2003, the most significant percentage changes in the Bank's loan portfolio were as follows: commercial and industrial loans have decreased $6,262,000 from $67,855,000 at December 31, 2003 to $61,593,000 at December 31,
2004 (9.23%); construction loans have increased $28,900,000 from $50,003,000 at December 31, 2003 to $78,903,000 at December 31, 2004 (57.80%); real estate loans secured by residential properties have increased $3,996,000 from $7,198,000 at December 31, 2003 to $11,194,000 at December 31, 2004 (55.52%);
loans secured by farmland have increased $10,884,000 from $33,873,000 at December 31, 2003 to $44,757,000 at December 31, 2004 (32.13%); and, real estate loans secured by commercial and professional office properties have increased $22,419,000 from $91,724,000 at December 31, 2003 to $114,143,000 at December
31, 2004 (24.44%). All other categories of loans have remained fairly stable compared to the December 31, 2003 balances.

Real estate loans have continued to be a major factor in the ongoing growth of the loan portfolio and Bank earnings, and current economic projections considered by management for Kern County and the greater Bakersfield area indicate that loan demand for Kern County and the greater Bakersfield area will remain fairly constant over the next few quarters. The Bank had $333,121,000 in real estate loans at December 31, 2005 as compared to $248,997,000 at December 31, 2004. For more information on loans, see Note 3 to the consolidated financial statements. Rising interest rates could have a negative impact on the size of the Bank's construction loan portfolio as increased rates typically restrain construction activity in Kern County.

The following table summarizes the maturity distribution and interest rate sensitivity of commercial, real estate construction loans, and agriculture loans at December 31, 2005:

LOAN MATURITY DISTRIBUTION

 (dollars in thousands)                   Within One  One to Five     After Five
                                             Year        Years           Years
--------------------------------------------------------------------------------
 Real estate construction loans           $    87,475 $   11,260    $   1,380
 Loans to finance agricultural production      11,636      6,301          274
 Commercial loans                              29,874     21,545        4,476
--------------------------------------------------------------------------------
      Total                               $   128,985 $   39,106    $   6,130
--------------------------------------------------------------------------------

LOANS DUE AFTER ONE YEAR WITH PREDETERMINED INTEREST RATES AND WITH FLOATING OR ADJUSTABLE RATES

 (dollars in thousands)
----------------------------------------------------------
 Real estate construction loans
    with fixed interest rates                 $          -
    with variable interest rates                    12,640
 Loans to finance agriculture production
    with fixed interest rates                            -
    with variable interest rates                     6,575
 Commercial and industrial loans
    with fixed interest rates                            -
    with variable interest rates                    26,021
                                             --------------
 Total Fixed Rate Loans                       $          -
                                             ==============
 Total Variable Rate Loans                    $     45,236
                                             ==============

 Total                                        $     45,236
                                             ==============


COMMITMENTS AND LETTERS OF CREDIT

Loan commitments are agreements to lend to a customer provided that there is no violation of any condition established in the agreement. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future funding requirements. Loan commitments are subject to the Bank's normal credit policies and collateral requirements. Standby letters of credit commit the Bank to make payments on behalf of customers when certain specified future events occur. Standby letters of credit are subject to the Bank's normal credit policies and collateral requirements. Commercial lines of credit are lines of credit that are available to customers but have not been funded. The following table sets forth the Bank's commitments and letters of credit at the dates indicated:

(dollars in thousands)                 2005           2004           2003            2002          2001
                                   ------------   ------------   ------------    ------------  ------------
Commitments to extend credit        $224,027       $160,185        $146,654       $  91,920      $  59,867
Standby letters of credit           $  8,676       $  7,129        $  4,922       $   4,889      $     180



CREDIT QUALITY

We assess and manage credit risk on an ongoing basis through a formal credit review program and approval policies, internal monitoring and formal lending policies. We believe our ability to identify and assess risk and return characteristics of our loan portfolio are critical for profitability and growth. We emphasize credit quality in the loan approval process, active credit administration and regular monitoring. With this in mind, we have designed and implemented a comprehensive loan review and grading system that functions to monitor and assess the credit risk inherent in the loan portfolio.

Ultimately, the credit quality of our loans may be influenced by underlying trends in the national and local economic and business cycles. Our business is mostly concentrated in Kern County, California. Our economy is diversified between agriculture, oil, light industry, and warehousing and distribution. As a result, we lend money to individuals and companies dependent upon these industries.

We have significant extensions of credit and commitments to extend credit which are secured by real estate, totaling approximately $426,398,000 at December 31, 2005. Although we believe this real estate concentration has no more than the normal risk of collectibility, a substantial decline in the economy in general, or a decline in real estate values in our primary market area in particular, could have an adverse impact on the collectibility of these loans. The ultimate recovery of these loans is generally dependent on the successful operation, sale or refinancing of the real estate. We monitor the effects of current and expected market conditions and other factors on the collectibility of real estate loans. When, in our judgment, these loans are impaired, an appropriate provision for losses is recorded. The more significant assumptions we consider involve estimates of the following: lease, absorption and sale rates; real estate values and rates of return; operating expenses; inflation; and sufficiency of collateral independent of the real estate including, in most instances, personal guarantees. Notwithstanding the foregoing, abnormally high rates of impairment due to general or local economic conditions could adversely affect our future prospects and results of operations.

In extending credit and commitments to borrowers, we generally require collateral and/or guarantees as security. The repayment of such loans is expected to come from cash flow and from proceeds from the sale of selected assets of the borrowers. Our requirement for collateral and/or guarantees is determined on a case-by-case basis in connection with our evaluation of the creditworthiness of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing properties, residences and other real property. We secure our collateral by perfecting our interest in business assets, obtaining deeds of trust, or outright possession among other means. Loan losses from lending transactions related to real estate and agriculture compare favorably with our loan losses on our loan portfolio as a whole.

We believe that our lending policies and underwriting standards will tend to mitigate losses in an economic downturn; however, there is no assurance that losses will not occur under such circumstances. Our loan policies and underwriting standards include, but are not limited to, the following: 1) maintaining a thorough understanding of our service area and limiting investments outside of this area, 2) maintaining an understanding of borrowers' knowledge and capacity in their fields of expertise, 3) basing real estate construction loan approval not only on salability of the project, but also on the borrowers' capacity to support the project financially in the event it does not sell within the original projected time period, and 4) maintaining conforming and prudent loan to value and loan to cost ratios based on independent outside appraisals and ongoing inspection and analysis of our construction lending activities. In addition, we strive to diversify the risk inherent in the construction portfolio by avoiding concentrations to individual borrowers and on any one project.

CLASSIFIED LOANS

We have established a system of evaluation of all loans in our loan portfolio. Based upon the evaluation performed, each loan is assigned a risk rating. This risk rating system quantifies the risk we believe we have assumed when entering into a credit transaction. The system rates the strength of the borrower and the facility or transaction, which provides a tool for risk management and early problem loan recognition.

For each new credit approval, credit review, credit extension or renewal or modification of existing facilities, the approving officers assign risk ratings utilizing an eight point rating scale. The rating assigned by the officers must then be justified in writing in the Credit Memorandum that accompanies each loan or credit facility. The risk ratings are a measure of credit risk based on the historical, current and anticipated financial characteristics of the borrower in the current risk environment. We assign risk ratings on a scale of 1 to 8, with 1 being the highest quality rating and 8 being the lowest quality rating. Loans rated an 8 are charged off.

The primary accountability for risk rating management resides with the account officer. The Credit Review Department is responsible for confirming the risk rating after reviewing all the credit factors independently of the account officer. The rating assigned to a credit is the one determined to be appropriate by the Credit Review Department.

The loans we consider "classified" are those that have a credit risk rating of 6 through 8. These are the loans and other credit facilities that we consider to be of the greatest risk to us and, therefore, they receive the highest level of attention by our account officers and senior credit management officers.

A loan that is classified may be either a "performing" or "nonperforming" loan. A performing loan is one wherein the borrower is making all payments as required by the loan agreements and can include "impaired" loans. A nonperforming loan is one wherein the borrower is not paying as agreed and/or is not meeting specific other performance requirements that were agreed to in the loan documentation. We include all non-accrual loans, restructured loans, and loans 90 days or more past due and still accruing within the classified loan category.

The following table summarizes the Bank's classified loans for the periods indicated:


                          2005              2004
                      ------------      ------------
                          (dollars in thousands)
 Classified Loans       $    4,676        $    4,962
 OREO                          710               686
                       -----------       -----------

 Total                  $    5,386        $    5,648
                       -----------       -----------

The loans and other credit facilities considered classified are also allocated a specific amount in the allowance for loan losses, as further explained in the "Allowance for Loan Losses" section herein. As of December 31, 2005, other than for classified loans disclosed in the above table and impaired loans discussed elsewhere in this report, management was not aware of any other loans as to which management had serious doubts as to the ability of the borrowers to comply with the present repayment terms.

NONACCRUAL, PAST DUE, RESTRUCTURED LOANS AND OTHER REAL ESTATE OWNED (OREO)

We generally place loans on nonaccrual status when they become 90 days past due as to principal or interest, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is reversed and the loan is accounted for on the cash or cost recovery method thereafter, until qualifying for return to accrual status. Generally, a loan may be returned to accrual status when all delinquent interest and principal become current in accordance with the terms of the loan agreement and remaining principal is considered collectible or when the loan is both well secured and in the process of collection. Loans or portions thereof are charged off when, in Management's opinion, collection appears unlikely. The following table sets forth nonaccrual loans, loans past due 90 days or more and still accruing, restructured loans performing in compliance with modified terms and OREO at December 31, 2005, 2004, 2003, 2002,and 2001:

(data in thousands, except percentages)                  2005            2004           2003          2002          2001
                                                       --------        --------       --------      --------      --------

Past due 90 days or more and still accruing
   Commercial                                        $       -        $      2      $       -      $      -     $       47
   Real Estate                                               -               -              -            83            196
   Consumer and other                                        -               -              -            13             16

Nonaccrual:
   Commercial                                                -               -            169         1,040            119
   Real Estate                                             727           2,049          1,535         2,777          1,608
   Consumer and other                                        -               -              -            22              3

Restructured (in compliance with modified
   terms)                                                    -               -             39           440              43
                                                    ----------       ---------     ----------     ----------   ------------
Total nonperforming and restructured loans                 727           2,051          1,743         4,375           2,032
Other real estate owned                                    710             686            745           805             864
                                                    ----------       ---------     ----------     ----------   ------------
Total nonperforming and restructured assets          $   1,437        $  2,737      $   2,488      $  5,180     $     2,896
                                                    ==========       =========     ==========     =========    ============

Allowance for loan losses as a percentage of
   nonperforming and restructured loans                963.27%         267.53%        276.48%         97.74%        172.59%
Nonperforming and restructured loans to total loans      0.18%           0.63%          0.65%          1.84%          1.00%
Allowance for loan losses to nonperforming and
   restructured assets                                 487.33%         200.47%        193.69%         82.55%        121.10%
Nonperforming and restructured assets total assets       0.23%           0.55%          0.60%          1.54%          0.97%


Nonperforming loans and restructured loans decreased $1,324,000 from the December 31, 2004 balance, which increased $308,000 from the December 31, 2003 balance. The majority of the decrease in nonperforming and restructured loans in 2005 compared to 2004 was caused by a decrease in nonaccrual loans. During 2005, the Bank closely monitored and actively pursued the collection of all loans classified as nonperforming. At December 31, 2005, nonperforming and restructured loans were 0.18% of total loans compared to 0.63% at December 31, 2004 and 0.65% at December 31, 2003. The ratio of nonperforming and restructured assets to total assets was 0.23% at December 31, 2005 compared to 0.55% at December 31, 2004 and 0.60% at December 31, 2003.

Under generally accepted accounting principles, a loan is considered impaired when, based on current information and events, it is probable that we may be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral-dependent. Under some circumstances, a loan which is deemed impaired may still perform in accordance with its contractual terms. Loans that are considered impaired are generally not placed on nonaccrual status unless the loan becomes 90 days or more past due.

Generally, it is the bank's policy, that when a loan is nonaccrual, payments are applied against the principal balance of the loan until such time as full collection of the principal balance is expected. The amount of gross interest income that would have been recorded for nonaccrual loans for the year ended December 31, 2005, if all such loans had been current in accordance with their original terms, was $23,000.

The amount of interest income that was recognized on nonaccrual loans from all cash payments, including those related to interest owed from prior years, made during the year ended December 31, 2005, totaled $0. Total cash payments received during the year which were applied against the book balance of nonaccrual loans outstanding at December 31, 2005, totaled approximately $84,000.

ALLOWANCE FOR LOAN LOSSES

The following table summarizes the Bank's loan loss experience for the periods indicated:

LOAN LOSS ALLOWANCE, CHARGE OFFS & RECOVERIES

(data in thousands, except percentages)                                2005          2004          2003        2002        2001
                                                                   -----------   -----------    ----------  ----------- -----------

Beginning Balance                                                    $   5,487     $   4,819      $   4,276   $   3,507   $   2,655

   Provision Charged To Expense                                          1,200         1,200          1,470       1,670       1,037
   Loans Charged Off:
      Commercial Loans                                                    (51)          (20)          (538)       (343)       (175)
      Real Estate Loans
         Construction                                                        -             -              -           -           -
         Secured by Residential Properties                                   -             -            (7)           -           -
         Secured by Commercial Properties                                (800)         (798)              -           -           -
      Installment Loans                                                    (9)           (1)           (28)       (166)        (27)
   Recoveries:
      Commercial Loans                                                      81            76             35          16          16
      Real Estate Loans                                                    188           250              -           -           -
      Installment Loans                                                     29             9             12          19           1
                                                                    ----------    ----------     ----------  ----------  ----------
   Net Charge-offs                                                       (562)         (484)          (526)       (474)       (185)
   Reclassification  from  (to)  reserve for off-balance sheet risks       878          (48)          (401)       (427)           -
                                                                    ----------    ----------     ----------  ----------  ----------
Ending Balance                                                       $   7,003     $   5,487      $   4,819   $   4,276   $   3,507
                                                                    ==========    ==========     ==========  ==========  ==========

Ending Loan Portfolio                                                $ 408,950     $ 326,879      $ 268,620   $ 237,507   $ 202,926
                                                                    ==========    ==========     ==========  ==========  ==========
Allowance for loss as a percentage of ending loan portfolio              1.71%         1.68%          1.79%       1.80%       1.73%

ALLOCATION FOR THE ALLOWANCE FOR LOAN LOSSES

We maintain an allowance for loan losses to absorb losses inherent in the loan portfolio. The allowance is based on our regular assessments of the probable losses inherent in the loan portfolio and to a lesser extent, unused commitments to provide financing. Determining the adequacy of the allowance is a matter of judgment, which reflects consideration of all significant factors that affect the collectibility of the portfolio as of the evaluation date. Our methodology for measuring the appropriate level of the allowance relies on several key elements, which include the formula allowance, specific allowances for identified problem loans and the unallocated reserve. The unallocated allowance contains amounts that are based on our evaluation of existing conditions that are not directly measured in the determination of the formula and specific allowances.

The formula allowance is calculated by applying loss factors to outstanding loans and certain unused commitments, in each case based on the internal risk grade of such loans and commitments. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based on our historical loss experience and may be adjusted for other factors that, in our judgment, affect the collectibility of the portfolio as of the evaluation date. At December 31, 2005, the formula allowance was $3,866,000 compared to $2,966,000 at December 31, 2004 and $3,328,000 at December 31, 2003.
The increase in the formula allowance was primarily a result of an increase in the volume of the loan portfolio.

In addition to the formula allowance calculated by the application of the loss factors to the standard loan categories, specific allowances may also be calculated. Quarterly, all significant classified loans are analyzed individually based on the source and adequacy of repayment and specific type of collateral, and an assessment is made of the adequacy of the formula reserve relative to the individual loan. A specific allocation either higher or lower than the formula reserve will be calculated by Management based upon the higher/lower-than-normal probability of loss and the adequacy of the collateral. At December 31, 2005 the specific allowance was $1,412,000 on a classified loan base of $4,676,000, compared to a specific allowance of $1,165,000 on a classified loan base of $4,962,000 at December 31, 2004, $416,000 on a classified loan base of $3,682,000 at December 31, 2003, $2,020,000 on a classified loan base of $15,157,000 at December 31, 2002, and $1,502,000 on a classified loan Base of $12,176,000 at December 31, 2001.

At December 31, 2005, there was $1,724,000 in the allowance for loan losses that was unallocated compared to $1,172,000 that was unallocated at December 31, 2004, $822,000 that was unallocated as of December 31, 2003, and $0 that was unallocated as of December 31, 2002, and December 31, 2001. In the opinion of Management, and based upon an evaluation of potential losses inherent in the loan portfolio, it was necessary to establish additional unallocated allowance amounts above the amounts allocated using the formula and specific allowance methods, based upon Management's evaluation of the following factors:

     o The current national and local economic and business conditions, trends and developments, including the condition of various market segments within our lending area;

     o Changes in lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices;

     o Changes in the nature, mix, concentrations and volume of the loan portfolio;

     o The effect of other external factors such as legal and regulatory requirements on the level of estimated credit losses in our current portfolio.

There can be no assurance that the adverse impact of any of these conditions on us will not be in excess of the combined allowance for loan losses as determined by us at December 31, 2005 and set forth in the preceding paragraph.

The allowance for loan losses includes $878,000 reclassified from the reserve for off-balance sheet items. The Bank evaluates the reserve for off-balance sheet items in accordance with SFAS No. 5, "Accounting for Contingencies." Under SFAS No. 5, off-balance sheet items include unfunded commitments and standby letters of credit. At December 31, 2004, the bank had reserved $878,000 for probable losses relating to off-balance sheet items. In 2005, it was determined that the potential for losses relating to off-balance sheet items was remote. Therefore, the balance of $878,000 previously classified as reserve for off-balance sheet items was reclassified to the allowance for loan losses.
Further discussion of SFAS No. 5 is included in note 1 under the caption "Allowance for possible loan losses and liability for off-balance sheet exposure."

The allowance for loan losses totaled $7,003,000 or 1.71% of total loans at December 31, 2005 compared to $5,487,000 or 1.68% of total loans at December 31, 2004, $4,819,000 or 1.79% of total loans at December 31, 2003, $4,276,000 or
1.80% of total loans at December 31, 2002, and $3,507,000 or 1.73% of total loans at December 31, 2001. At these dates, the allowance represented 963.27%, 267.53%, 276.48%, 97.74%, and 172.59% of nonperforming and restructured loans, respectively.

It is the Bank's policy to maintain the allowance for loan losses at a level adequate for risks inherent in the loan portfolio. Based on information currently available to analyze loan loss potential, including economic factors, overall credit quality, historical delinquency and history of actual charge-offs as of December 31, 2005, we believe that the allowance for loan losses is adequate. However, no prediction of the ultimate level of loans charged off in future years can be made with any certainty.

IMPAIRED LOANS

At December 31, 2005, the recorded investment in loans that were considered impaired under SFAS No. 114 was $0. At December 31, 2004, the recorded investment in loans considered impaired was $1,754,000 of which $1,754,000 was included in nonaccrual loans and $0 was included in restructured loans and $0 in other loans identified as impaired. Impaired loans had valuation allowances totaling $0 and $184,000 as of December 31, 2005 and December 31, 2004, respectively. Between December 31, 2004 and December 31, 2005, total impaired loans decreased by $1,754,000. Other than the impaired loans and classified loans, we are not aware of any other potential problem loans which were accruing and current at December 31, 2005, where serious doubt exists as to the ability of the borrower to comply with the present repayment terms. In this report, the terms "impaired" and "classified" will not necessarily be used to describe the same loans. "Impaired" loans are those loans that meet the definition outlined in SFAS No. 114. "Classified" loans generally refer to those loans that have a credit risk rating of 6 through 8, as further discussed in the section "Credit Quality" above.

The following table summarizes the Bank's impaired loans for the periods indicated:

                              2005             2004

                              (dollars in thousands)
Impaired Loans               $     -        $    1,754
Specific reserves            $     -        $      184



LIQUIDITY

Liquidity management refers to our ability to provide funds on an ongoing basis to meet fluctuations in deposit levels as well as the credit needs and requirements of its clients. Both assets and liabilities contribute to our liquidity position. Federal funds lines, short-term investments and securities, and loan repayments contribute to liquidity, along with deposit increases, while loan funding and deposit withdrawals decrease liquidity. We assess the likelihood of projected funding requirements by reviewing historical funding patterns, current and forecasted economic conditions and individual customer funding needs.

Our sources of liquidity consist of overnight funds sold to correspondent banks, and unpledged marketable investments. On December 31, 2005, consolidated liquid assets totaled $150,422,000, or 23.99% of total assets compared to $143,852,000 or 29.0% of total assets on December 31, 2004. In addition to liquid assets, we maintain short-term lines of credit with correspondent banks. At December 31, 2005, the Bank had three unused lines of credit with three different banks. The credit lines total $15,000,000 and have variable interest rates based on the individual lending bank's daily federal fund rates, and are due on demand. These are uncommitted lines under which availability is subject to federal fund balances of the issuing banks. Additionally we have borrowing capacity with the Federal Home Loan Bank in the amount of $18,066,000. We serve primarily a business and professional customer base and, as such, our deposit base is susceptible to economic fluctuations. Accordingly, we strive to maintain a balanced position of liquid assets to volatile and cyclical deposits.

CAPITAL RESOURCES

The current and projected capital position of the Company and the impact of capital plans and long-term strategies are reviewed regularly by management. The Company's capital position represents the level of capital available to support continued operations and expansion.

The Company's primary capital resource is shareholders' equity which was $39,290,000 at December 31, 2005 compared to $33,159,000 at December 31, 2004.
The change is the result of the year's earnings, the increase in other comprehensive income or loss, the payout of a cash dividend to shareholders in February 2005, and issuance of stock in connection with employee stock option plans. At December 31, 2005, the Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio, and Total risk based capital ratio were 6.44%, 8.03%, and 10.51%, respectively. Bank Management can employ various means to manage the Bank's capital ratios including controlling asset growth and dividend payouts and raising additional capital. Management believes it has the ability to maintain adequate capital to support operations and continued expansion.

CONTRACTUAL OBLIGATIONS

Long-term debt consists of the following at December 31:

                                                                         2005         2004
                                                                      ----------  -----------

Mortgage note payable, 9% stated rate - matures 2030                $   797,000     $   805,000


Subordinated Note, 3 month LIBOR + 2.7% floating rate - due 2019      6,000,000       6,000,000
                                                                   ------------    ------------

Total Long-Term Debt                                                $ 6,797,000     $ 6,805,000
                                                                   ============    ============

The mortgage note payable is secured by a 48-unit seniors apartment project (see
Note 9) and is payable in monthly installments of $2,300 including interest at a stated rate of 9%. The loan matures in 2030. The note is classified as a Rural Rental Housing (RRH) loan issued pursuant to the Housing Act of 1949. Under the RRH program, the borrower pays interest at a rate lower than the stated rate.

The Subordinated Note, which was issued pursuant to a Purchase Agreement dated April 5, 2004 by and between the Company and NBC Capital Markets Group, Inc., matures in 2019. The Company may redeem the Subordinated Note, at par, on or after April 23, 2009, subject to compliance with California and federal banking regulations. The Subordinated Note resets quarterly and bears interest at a rate equal to the three-month LIBOR index plus a margin of 2.70%.

Estimated future maturities of long-term debt at December 31, 2005 are as follows:

Years Ending
December 31
-----------
2006                                    $        9,000
2007                                            10,000
2008                                            11,000
2009                                            12,000
2010                                            13,000
Thereafter                                   6,742,000
                                        --------------
                                        $    6,797,000
                                        ==============

The bank also has lease obligations. These contractual obligations are discussed in Item 2 above.

FINANCIAL RATIOS

The following table shows key financial ratios for the periods indicated:

                                                        2005    2004    2003
                                                     -------- -------- ---------
Return on Average Total Assets                           1.19%    1.19%   1.11%
Return on Average Shareholders' Equity                  18.57%   17.85%  15.92%
Average Shareholders' Equity to Average Total Assets     6.41%    6.64%   6.98%
Net interest Margin                                      4.56%    4.49%   4.48%
Efficiency Ratio                                        51.19%   52.71%  56.83%
Dividend Payout ratio                                   12.31%   13.66%  16.00%


DEPOSIT CATEGORIES

The Bank primarily attracts deposits from local businesses and professionals. Although San Joaquin Bank's primary focus is toward the small and medium-sized business and professional market, the Bank also provides a full range of banking services that are available to individuals, public entities, and non-profit organizations.

The following table summarizes the Bank's average balances of deposits and the rates paid for the periods indicated:

DEPOSIT DISTRIBUTION AND AVERAGE RATES PAID

                                                            2005
                                    --------------------------------------------------

                                                     Percent of
 Interest Bearing Deposits:           Avg Balance  Total Deposits  Interest   Avg Rate
 -------------------------------------------------------------------------------------

   Now and Money Market               $ 213,249          41.77% $   5,471      2.57%
   Savings                              106,552          20.87%     2,602      2.44%
   Time Deposits                         24,171           4.73%       558      2.31%

 Total Interest Bearing Deposits        343,972          67.37%     8,631      2.51%
 -------------------------------------------------------------------------------------
 Noninterest Bearing Demand Deposits    166,573          32.63%
 -------------------------------------------------------------------------------------
 Total                                $ 510,545         100.00% $   8,631      1.69%
 -------------------------------------------------------------------------------------

                                                            2004
                                    --------------------------------------------------

                                                     Percent of
 Interest Bearing Deposits:           Avg Balance  Total Deposits  Interest   Avg Rate
 -------------------------------------------------------------------------------------
   Now and Money Market               $ 168,403          32.98% $   1,522      0.90%
   Savings                               86,972          17.04%     1,377      1.58%
   Time Deposits                         24,268           4.75%       377      1.55%

 Total Interest Bearing Deposits        279,643          54.77%     3,276      1.17%
 -------------------------------------------------------------------------------------
 Noninterest Bearing Demand Deposits    131,935          25.84%
 -------------------------------------------------------------------------------------
 Total                                $ 411,578          80.62% $   3,276      0.80%
 -------------------------------------------------------------------------------------

                                                            2003
                                    --------------------------------------------------

                                                     Percent of
 Interest Bearing Deposits:           Avg Balance  Total Deposits  Interest   Avg Rate
 -------------------------------------------------------------------------------------
   Now and Money Market               $ 154,405          30.24% $   1,270      0.82%
   Savings                               63,816          12.50%     1,135      1.78%
   Time Deposits                         25,582           5.01%       472      1.85%

 Total Interest Bearing Deposits        243,803          47.75%     2,877      1.18%
 --------------------------------------------------------------------------------------
 Noninterest Bearing Demand Deposits    97,073           19.01%
 --------------------------------------------------------------------------------------
 Total                                $ 340,876          66.77% $   2,877      0.84%
 --------------------------------------------------------------------------------------

MATURITY DISTRIBUTION OF TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

The following table summarizes time remaining to maturity of time deposits and IRAs of $100,000 or more:

  Time deposits of $100,000 or more with a remaining maturity of.
  (dollars in thousands)

   Three months or less
                                                $   10,558
     Over three months through six months            4,658
     Over six months through one year                2,979
     Over one year                                   2,014
                                                ----------
    Total                                       $   20,209
                                                ----------


SHORT TERM BORROWINGS

The following table sets forth the short-term borrowings of the Bank for the periods indicated:


 (dollars in thousands)                 2005           2004           2003
 -------------------------------------------------------------------------
 Repurchase agreements

  Balance at end of period      $          -   $      6,663     $    6,380

  Maximum Balance                      6,796          7,452          7,913

  Average Balance                      2,042          6,741          6,424

  Interest                                35             55             55

  Average rate for the year            1.72%          0.82%          0.86%

  Average rate at period end           0.00%          0.83%          0.86%



OFF-BALANCE SHEET ITEMS

We have certain ongoing commitments under operating leases. These commitments do not significantly impact operating results. As of December 31, 2005 and December 31, 2004, commitments to extend credit and standby letters of credit were the only financial instruments with off-balance sheet risk, except for the interest rate cap contracts described herein.

We entered into two interest rate cap contracts with a third party to manage the risk that changes in interest rates will affect the amount of future income over our fixed-rate loans. The interest rate cap contracts qualify as derivative financial instruments. Under an interest rate cap contract, we agree to pay an initial fixed amount at the beginning of the contract in exchange for quarterly payments from the third party when the three-month LIBOR rate exceeds a certain fixed level.

At December 31, 2005, we had interest rate cap contracts on $14,000,000 notional amount of indebtedness. Interest rate cap contracts with notional amounts of $7,000,000 and $7,000,000 have cap rates of 6.50%, and 6.00%, respectively.
These two outstanding contracts will mature on June 2, 2008. The net gain or loss on the ineffective portion of these interest rate cap contracts was not material for the years ended December 31, 2005 and 2004.

The interest rate cap contracts are considered to be a hedge against changes in the amount of future cash flows associated with our interest income for our fixed-rate loans. Accordingly, the interest rate cap contracts are recorded at fair value in our consolidated balance sheet and the related unrealized gains or losses on these contracts are recorded in shareholders' equity as a component of other comprehensive income. These deferred gains and losses are amortized as an adjustment to interest expense over the same period in which the related interest payments being hedged are recognized in income. However, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of the interest payments being hedged, any changes in fair value relating to the ineffective portion of these contracts are immediately recognized in income. The net effect of this accounting on our operating results is that potential loss in interest income on the portion of fixed-rate loans being hedged is generally recorded based on a fixed interest rate.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The goal for managing our assets and liabilities is to maximize shareholder value and earnings while maintaining a high quality balance sheet without exposing ourselves to undue interest rate risk. Our Board of Directors has overall responsibility for our interest rate risk management policies. We have an Asset/Liability Management Committee (ALCO), which establishes and monitors guidelines to control the sensitivity of earnings to changes in interest rates. The company does not engage in trading activities to manage interest rate risk, however, the Board of Directors has approved, and the Company currently uses, derivatives to manage interest rate risk. These derivatives are discussed in
Item 7 under the caption "Off-Balance Sheet Items" and in note 11 to the consolidated financial statements. Interest rate risk is the most significant market risks affecting the Bank. Management does not believe the Company faces other significant market risks such as foreign currency exchange risks, commodity risks, or equity price risks.

ASSET AND LIABILITY MANAGEMENT

Activities involved in asset/liability management include but are not limited to lending, accepting and placing deposits, investing in securities and issuing debt. Interest rate risk is the primary market risk associated with asset/liability management. Sensitivity of earnings to interest rate changes arises when yields on assets change in a different time period or in a different amount from that of interest costs on liabilities. To mitigate interest rate risk, the structure of the balance sheet is managed with the goal that movements of interest rates on assets and liabilities are correlated and contribute to earnings even in periods of volatile interest rates. The asset/liability management policy sets limits on the acceptable amount of variance in net income, net interest income and market value of equity.

The following table summarizes the interest rate sensitivity gaps inherent in the Bank's asset and liability portfolios at December 31, 2005:

                                        Dec 2005-    Apr 2006-     Jan 2007-    Jan 2009-   Jan2011
(dollars in thousands)                  Mar 2006     Dec 2006      Dec 2008     Dec 2010    Dec 2015        Total
----------------------------------------------------------------------------------------------------------------------
Interest Earning Assets:
  Interest-bearing deposits in banks    $     390    $       -     $       -    $        -   $       -     $     390
  Federal funds sold                        1,700            -             -             -           -         1,700
  Investment securities                    26,322       11,698        79,702        26,341      20,365       164,428
  Loans                                   259,529       73,801        19,153        11,811      32,879       397,173
----------------------------------------------------------------------------------------------------------------------
Total Interest Earning Assets           $ 287,941    $  85,499     $  98,855    $   38,152   $  53,244     $ 563,691
----------------------------------------------------------------------------------------------------------------------

Interest Bearing Liabilities:
  NOW and money market                  $ 262,578            -     $       -    $        -   $       -     $ 262,578
  Savings deposits                         99,604            -             -             -           -        99,604
  Time deposits                            14,237        9,644         3,204             -           -        27,085
  Other                                     6,000            -             -             -           -         6,000
----------------------------------------------------------------------------------------------------------------------
Total Interest Bearing Liabilities      $ 382,419        9,644         3,204             -           -     $ 395,267
----------------------------------------------------------------------------------------------------------------------

Interest Rate Gap                       $ (94,478)   $  75,855     $  95,651    $   38,152   $  53,244
Cumulative Interest Rate Gap            $ (94,478)   $ (18,623)    $  77,028    $  115,180   $ 168,424
Cumulative Gap to Total Assets             -15.07%       -2.97%       12.28%        18.37%      26.86%

The market values of assets or liabilities on which the interest rate is fixed will increase or decrease with changes in market interest rates. If San Joaquin Bank invests funds in a fixed rate long-term security and then interest rates rise, the security is worth less than a comparable security just issued because of the lower yield on the original fixed rate security. If the lower yielding security had to be sold, San Joaquin Bank would have to recognize a loss. Correspondingly, if interest rates decline after a fixed rate security is purchased, its value increases. Therefore, while the value of the fixed rate investment changes regardless of which direction interest rates move, the adverse exposure to "market risk" is primarily due to rising interest rates. This exposure is lessened by managing the amount of fixed rate assets and by keeping maturities relatively short. However, this strategy must be balanced against the need for adequate interest income because variable rate and shorter fixed rate securities generally earn less interest than longer term fixed rate securities.

There is market risk relating to San Joaquin Bank's fixed rate or term liabilities as well as its assets. For liabilities, the adverse exposure to market risk is to lower rates because San Joaquin Bank must continue to pay the higher rate until the end of the term.

Simulation of earnings is the primary tool used to measure the sensitivity of earnings to interest rate changes. Using computer modeling techniques, we are able to estimate the potential impact of changing interest rates on earnings. A balance sheet forecast is prepared using inputs of actual loan, securities and interest bearing liabilities (i.e., deposits and borrowings) positions as the beginning base. The forecast balance sheet is processed against multiple interest rate scenarios. The scenarios include a 100, 200, and 300 basis point rising rate forecast, a flat rate forecast and a 100, 200, and 300 basis point falling rate forecast which take place within a one year time frame. The latest simulation forecast using December 31, 2005 balances and measuring against a flat rate environment, calculated that in a one-year horizon an increase in interest rates of 300 basis points would result in an increase of $366,000 (1.24%) in net interest income. Conversely, a 300 basis point decrease would result in a decrease of $178,000 (0.61%) in net interest income. The basic structure of the balance sheet has not changed significantly from the last simulation run.

The following tables show the estimated impact to net interest income for an instantaneous shift in various interest rates for the periods indicated (the dollar change in net interest income represents the estimated change in net interest income for the next 12 months as compared to a flat rate environment):


  (dollars in thousands)        2005        2004
                              ---------  ---------
    Change in Interest Rates
    + 300 basis points        $    366   $     84
    + 200 basis points             305         24
    + 100 basis points             138       (50)
    - 100 basis points            (220)     (542)
    - 200 basis points            (474)     (934)
    - 300 basis points            (178)   (1,112)



The simulations of earnings do not incorporate any management actions which might moderate the negative consequences of interest rate deviations. Therefore, in Management's view, they do not reflect likely actual results, but serve as conservative estimates of interest rate risk. Our risk profile has not changed materially from that at year-end 2005.

San Joaquin Bank has adequate capital to absorb any potential losses as described above as a result of a decrease in interest rates. Periods of more than one year are not estimated because it is believed that steps can be taken to mitigate the adverse effects of such interest rate changes.

REPRICING RISK

One component, among others, of interest rate risk arises from the fact that when interest rates change, the changes do not occur equally for the rates of interest earned and paid because of differences in contractual terms of the assets and liabilities held. San Joaquin Bank has a large portion of its loan portfolio tied to the prime interest rate. If the prime rate is lowered because of general market conditions, e.g., other money-center banks are lowering their lending rates, these loans will be repriced. If San Joaquin Bank were at the same time to have a large portion of its deposits in long-term fixed rate certificates, net interest income would decrease immediately. Interest earned on loans would decline while interest expense would remain at higher levels for a period of time because of the higher rate still being paid on deposits.

A decrease in net interest income could also occur with rising interest rates if San Joaquin Bank had a large portfolio of fixed rate loans and securities funded by deposit accounts on which the rate is steadily rising. This exposure to "repricing risk" is managed by matching the maturities and repricing opportunities of assets and liabilities. This is done by varying the terms and conditions of the products that are offered to depositors and borrowers. For example, if many depositors want longer-term certificates while most borrowers are requesting loans with floating interest rates, San Joaquin Bank will adjust the interest rates on the certificates and loans to try to match up demand. San Joaquin Bank can then partially fill in mismatches by purchasing securities with the appropriate maturity or repricing characteristics.

BASIS RISK

Another component of interest rate risk arises from the fact that interest rates rarely change in a parallel or equal manner. The interest rates associated with the various assets and liabilities differ in how often they change, the extent to which they change, and whether they change sooner or later than other interest rates. For example, while the repricing of a specific asset and a specific liability may fall in the same period of a gap report, the interest rate on the asset may rise 100 basis points, while market conditions dictate that the liability increases only 50 basis points. While evenly matched in the gap report, San Joaquin Bank would experience an increase in net interest income. This exposure to "basis risk" is the type of interest risk least able to be managed, but is also the least dramatic. Avoiding concentration in only a few types of assets or liabilities is the best insurance that the average interest received and paid will move in tandem, because the wider diversification means that many different rates, each with their own volatility characteristics, will come into play. San Joaquin Bank has made an effort to minimize concentrations in certain types of assets and liabilities.


ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO FINANCIAL STATEMENTS

                                                                         Page
                                                                         ----

Balance Sheet............................................................  43

Statement of Income......................................................  44

Statement of Changes in Shareholders' Equity.............................  45

Statement of Cash Flows..................................................  46

Notes to Consolidated Financial Statements...............................  47

Report of Independent Registered Public Accounting Firm..................  65

Management's Letter of Financial responsibility..........................  66

CONSOLIDATED BALANCE SHEET

                                                                                December 31
                                                                   -----------------------------------
                                                                          2005              2004
------------------------------------------------------------------------------------------------------
 ASSETS

 Cash and due from banks                                            $ 24,355,000          $ 24,082,000
 Interest-bearing deposits in banks                                      390,000               327,000
 Federal funds sold                                                    1,700,000                     -
                                                                   --------------  --------------------
        Total cash and cash equivalents                               26,445,000            24,409,000

 Investment securities (Note 2):
   Held to maturity (market value of $164,959,000 and $122,360,000
     as of December 31, 2005 and 2004, respectively)                 167,636,000           122,912,000
   Available for sale                                                  2,428,000             2,494,000
                                                                   -------------   -------------------
        Total Investment Securities                                  170,064,000           125,406,000

 Loans, net of unearned income                                       407,400,000           325,856,000
 Allowance for loan losses                                             7,003,000             5,487,000
                                                                   -------------   -------------------
        Net Loans (Note 3)                                           400,397,000           320,369,000

 Premises and equipment (Note 4)                                       7,677,000             7,752,000

 Investment in real estate (Note 5)                                      710,000               686,000

 Interest receivable and other assets                                 21,721,000            18,083,000
                                                                   -------------   -------------------
 TOTAL ASSETS                                                      $ 627,014,000         $ 496,705,000
                                                                   =============   ===================
------------------------------------------------------------------------------------------------------
 LIABILITIES

 Deposits:
   Noninterest-bearing demand deposits                             $ 186,266,000         $ 150,770,000
   NOW                                                                25,163,000            24,680,000
   Money market                                                      237,415,000           153,458,000
   Savings                                                            99,604,000            92,619,000
   Time deposits and IRAs of $100.000 or more (Note 7)                20,209,000            14,616,000
   Other time deposits and IRAs (Note 7)                               6,876,000             6,833,000
                                                                   -------------   -------------------
     Total Deposits                                                  575,533,000           442,976,000

 Federal funds purchased and securities sold under agreements
   to repurchase (Note 8)                                                      _             8,663,000
 Accrued interest payable and other liabilities                        5,394,000             5,102,000
 Long-term debt and other borrowings (Note 9)                          6,797,000             6,805,000
                                                                   -------------   -------------------
       Total Liabilities                                             587,724,000           463,546,000
                                                                   -------------   -------------------

 SHAREHOLDERS' EQUITY

 Common stock, no par value - 10,000,000 shares authorized;
   3,435,896 and 3,396,134 issued and outstanding
   at December 31, 2005 and 2004, respectively                         9,970,000             9,784,000
 Retained earnings                                                    29,445,000            23,527,000
 Accumulated other comprehensive income (loss) (Note 15)                (125,000)             (152,000)
                                                                   -------------   -------------------
       Total Shareholders' Equity                                     39,290,000            33,159,000
                                                                   -------------   -------------------
 TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                        $ 627,014,000         $ 496,705,000
                                                                   =============   ===================
-------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME

                                                                     Years Ended December 31
                                                         --------------------------------------------------
                                                           2005               2004               2003
-----------------------------------------------------------------------------------------------------------

INTEREST INCOME
   Loans (including fees)                                $ 26,212,000     $   19,472,000    $    16,023,000
   Investment securities                                    5,337,000          2,332,000          1,780,000
   Fed funds sold and other interest-bearing balances         720,000            251,000            309,000
                                                       --------------     --------------    ---------------
       Total Interest Income                               32,269,000         22,055,000         18,112,000
                                                       --------------     --------------    ---------------
INTEREST EXPENSE
   Deposits                                                 8,631,000          3,276,000          2,877,000
   Fed funds purchased and securities sold under
     agreements to repurchase                                  37,000             56,000             55,000
   Long term debt and other borrowings                        378,000            283,000             51,000
                                                       --------------     --------------    ---------------
       Total Interest Expense                               9,046,000          3,615,000          2,983,000
                                                       --------------     --------------    ---------------

Net Interest Income                                        23,223,000         18,440,000         15,129,000
Provision for loan losses (Note 3)                          1,200,000          1,200,000          1,470,000
                                                       --------------     --------------    ---------------
Net Interest Income After Loan Loss Provision              22,023,000         17,240,000         13,659,000
                                                       --------------     --------------    ---------------

NONINTEREST INCOME
   Service charges and fees on deposits                       887,000            984,000          1,139,000
   Other service charges and fees                           1,151,000          1,014,000            920,000
   Net gain on sale of fixed assets                            11,000             43,000
   Other                                                      662,000          1,029,000            868,000
                                                       --------------     --------------    ---------------
       Total Noninterest Income                             2,711,000          3,070,000          2,927,000
                                                       --------------     --------------    ---------------

NOMNTEREST EXPENSE
   Salaries and employee benefits                           7,815,000          6,798,000          5,498,000
   Occupancy                                                  895,000            508,000            569,000
   Furniture and equipment                                  1,025,000            762,000            664,000
   Other (Note 13)                                          3,541,000          3,269,000          3,530,000
                                                       --------------     --------------    ---------------
       Total Noninterest Expense                           13,276,000         11,337,000         10,261,000
                                                       --------------     --------------    ---------------

Income Before Taxes                                        11,458,000          8,973,000          6,325,000
Income Taxes (Note 14)                                      4,785,000          3,516,000          2,138,000
                                                       --------------     --------------    ---------------

NET INCOME                                               $  6,673,000     $    5,457,000    $     4,187,000
                                                       ==============     ==============    ===============

Basic Earnings per Share (Note 16)                       $       1.95     $         1.61    $          1.25
                                                       ==============     ==============    ===============

Diluted Earnings per Share (Note 16)                     $       1.83     $         1.51    $          1.18
                                                       ==============     ==============    ===============

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                    Other
                                        Common Stock            Comprehensive     Retained
                                     Shares        Amount       Income (Loss)     Earnings        Total
-------------------------------------------------------------------------------------------------------------

Balance, December 31, 2002             3,294,291 $ 9,340,000    $   (146,000)  $ 15,226,000   $ 24,420,000

   Net income                                  -           -               -      4,187,000      4,187,000

   Stock options exercised                57,860     257,000               -              -        257,000

   Other comprehensive income,
     net of tax                                -           -          12,000              -         12,000

   Cash dividends                                                                  (667,000)      (667,000)
----------------------------------     ---------   ---------    -------------  -------------  -------------

Balance, December 31, 2003             3,352,151   9,597,000        (134,000)    18,746,000     28,209,000

   Net income                                  -           -               -      5,457,000      5,457,000

   Stock options exercised                43,983     187,000               -              -        187,000

   Other comprehensive income,
     net of tax                                -           -         (18,000)             -        (18,000)

   Cash dividends                              -           -                -      (676,000)      (676,000)
------------------------------------  ----------   ---------   ---------------  ------------   ------------
Balance, December 31, 2004             3,396,134   9,784,000        (152,000)    23,527,000     33,159,000


   Net income                                  -           -               -      6,673,000      6,673,000

   Stock options exercised                39,762     186,000               -              -        186,000

   Other comprehensive income,
     net of tax                                -           -          27,000              -         27,000

   Cash dividends                              -           -               -       (755,000)      (755,000)
------------------------------------  ----------  ----------   --------------   ------------      ---------

Balance December 31, 2005              3,435,896 $ 9,970,000    $   (125,000)  $ 29,445,000   $ 39,290,000
====================================  ========== ===========   ==============   ============   ============

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                        Years Ended December 31
                                                             ----------------------------------------------
                                                                 2005             2004            2003
-----------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
  Net Income                                                      $ 6,673,000    $ 5,457,000     $  4,187,000
  Adjustments to reconcile net income
    to net cash provided by operating activities:
       Provision for possible loan losses                           1,200,000       1,200,000       1,470,000
       Depreciation and amortization                                  939,000         627,000         595,000
       Gain on sale of assets                                         (11,000)        (43,000)              -
       Deferred income taxes                                          549,000         417,000       1,023,000
       Amortization of investment securities' premiums
        and discounts                                                 167,000         381,000          514,000
       Increase in interest receivable and other assets            (4,123,000)       (916,000)      (1,951,000)
       Increase in accrued interest payable and other liabilities   1,170,000       1,274,000        1,015,000
                                                                -------------   -------------   ---------------
          Total adjustments                                          (109,000)      2,940,000        2,666,000
                                                                -------------   -------------   ---------------
             Net Cash Provided by Operating Activities              6,564,000       8,397,000        6,853,000
                                                                -------------   -------------   ---------------
Cash Flows From Investing Activities:
       Proceeds from maturing and called investment securities     62,065,000      62,028,000      35,876,000
       Purchases of investment securities                        (106,927,000)   (109,139,000)    (59,855,000)
       Net increase in loans made to customers                    (82,106,000)    (58,353,000)    (31,724,000)
       Net additions to premises and equipment                       (877,000)     (5,289,000)       (928,000)
                                                                -------------   -------------   --------------
             Net Cash Applied to Investing Activities            (127,845,000)   (110,753,000)    (56,631,000)
                                                                -------------   -------------   --------------

Cash Flows From Financing Activities:
       Net increase in demand deposits and savings accounts       126,921,000      69,294,000      74,643,000
       Net increase (decrease) in certificates of deposit           5,636,000      (2,579,000)     (2,791,000)
       Payments on long term debt and other borrowings                 (8,000)         (7,000)         (7,000)
       Proceeds from long term debt and other borrowings                    -       6,000,000               -
       Net increase (decrease) in fed funds purchased and
        securities sold under agreements to repurchase             (8,663,000)      2,282,000       1,462,000
       Cash dividends paid                                           (755,000)       (676,000)       (667,000)
       Proceeds from issuance of common stock                         186,000         187,000         257,000
                                                                -------------   -------------   --------------
             Net Cash Provided by Financing Activities            123,317,000      74,501,000      72,897,000
                                                                -------------   -------------   --------------

Net Increase (Decrease) in Cash and Cash Equivalents                2,036,000     (27,855,000)     23,119,000
Cash and cash equivalents, at beginning of period                  24,409,000      52,264,000      29,145,000
                                                                -------------   -------------   --------------

Cash and Cash Equivalents, at End of Period                     $  26,445,000    $ 24,409,000    $ 52,264,000
                                                                =============   =============   ==============

Supplemental disclosures of cash flow information
  Cash paid during the period for:
    Interest                                                    $   8,485,000    $  3,648,000    $  3,649,000
                                                                =============   =============   ==============
    Income taxes                                                $   5,622,000    $  3,918,000    $  3,919,000
                                                                =============   =============   ==============
The accompanying notes are an integral part of these consolidated financial statements. 46

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - THE COMPANY AND ITS SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

San Joaquin Bank (the "Company") is a California state-chartered bank which commenced operations in December 1980. The Company has four operating branches, three located in Bakersfield, California, and one in Delano, California. Its deposit accounts are insured by the Federal Deposit Insurance Corporation ("FDIC"). The majority of the Company's business activity is with customers located within the County of Kern, California. In 1987, the Company formed a subsidiary, Kern Island Company, to acquire, develop, sell or operate commercial or residential real property located in the Company's market area. In 1993, the Company formed a limited partnership, Farmersville Village Grove Associates (a California limited partnership), to acquire and operate low-income housing projects under the auspices of the Rural Economic and Community Development Department (formerly Farmers Home Administration), United States Department of Agriculture. Kern Island Company is the 5% general partner and San Joaquin Bank is the 95% limited partner (See Notes 5 and 9).

The following is a summary of the Company's significant accounting policies.

The accounting and reporting policies of San Joaquin Bank and its wholly owned subsidiary, Kern Island Company, conform to accounting principles generally accepted in the United States of America and general practice in banking industry.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, with all material intercompany accounts and transactions eliminated.

CASH AND DUE FROM BANKS

Cash and due from banks include cash on hand and balances with the Federal Reserve Bank and other banks. The Company is required by federal regulations to maintain certain minimum average balances with the Federal Reserve, based primarily on the Company's average daily deposit balances. At December 31, 2005, the Company had required balances and compensating balances with the Federal Reserve of $21,218,000. Cash balances held in banks are insured up to $100,000 by the FDIC. At December 31, 2005, cash balances in excess of FDIC insurance amounted to $743,000.

INVESTMENT SECURITIES

The Company classifies its qualifying investments as trading, available for sale or held to maturity, in accordance with Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Management has reviewed the securities portfolio and classified securities as either held to maturity or available for sale. The Company's policy of classifying investments as held to maturity is based upon its ability and management's intent to hold such securities to maturity. Securities expected to be held to maturity are carried at amortized historical cost. All other securities are classified as available for sale and are carried at fair value. Fair value is determined based upon quoted market prices. Unrealized gains and losses on securities available for sale are included in shareholders' equity on an after-tax basis. Gains and losses on dispositions of investment securities are included in noninterest income and are determined using the specific identification method. At December 31, 2005, the Bank had securities that were classified as held to maturity and as available for sale in the amount of $167,636,000 and $2,428,000, respectively.

LOANS

Loans are stated at the principal amount outstanding, net of deferred and unearned income and the allowance for possible loan losses. Interest on loans is accrued monthly on a simple interest basis.

In general, loans are placed on a non-accrual basis when there is significant doubt as to collectibility of interest or principal, or when interest or principal becomes 90 days past due unless the loan is secured and in the process of collection. Interest accrued but uncollected is reversed when a loan is placed on a non-accrual basis. Loans are restored to an accrual basis only when payments are current and the borrower has demonstrated an ability and an intent to perform in accordance with the terms of the loan agreement. Foreclosed assets to be held and used are treated the same way they would be had the assets been acquired in a manner other than through foreclosure. These assets are periodically reviewed for impairment if conditions indicate that the carrying amount of the asset may not be recoverable.

The bank defers both non-refundable loan fees and direct origination costs of loans. The deferred fees and costs are amortized into income over the expected lives of the related loans.

ALLOWANCE FOR POSSIBLE LOAN LOSSES AND LIABILITY FOR OFF-BALANCE SHEET EXPOSURE

SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended, and SFAS No. 5, "Accounting for Contingencies", are the primary sources of guidance on accounting for loan losses and liability for off-balance sheet exposure. The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb potential losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. A loan is considered impaired if it is probable that the lender will be unable to collect all amounts due under the contractual terms of the loan agreement. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses.

Management believes that the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, review the allowance for possible loan losses. These agencies may require additions to the allowance based on their judgment about information available at the time of their examination.

Management also evaluates the liability for off-balance sheet exposure from unfunded commitments and standby letters of credit in accordance with SFAS No.
5. SFAS No. 5 states that if a loss contingency exists, the likelihood that the future event or events will confirm the loss or impairment of an asset can range from remote to probable. Recognition of a liability is required only if a loss is probable and can reasonably be estimated. The liability for unfunded commitments standby letters of credit is presented as part of other liabilities in the balance sheet. The liability for unfunded commitments and standby letters of credit was $0 and $878,000 at December 31, 2005 and 2004, respectively.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets which range from 25 years for buildings, 5 to 20 years for leasehold improvements and 3 to 10 years for furniture and equipment. Maintenance and repairs are charged to operating expenses and betterments are capitalized.

LEASES

The Company leases two of its branch offices. Leases are accounted for as capital leases or operating leases based upon the requirements of GAAP. Specifically, when the terms of the lease indicate that the company is leasing the building for most of its useful economic life or the sum of the lease payments represents most of the fair value of the building, the transaction is accounted for as a capital lease wherein the building is recognized as an asset of the Company and the net present value of the contracted lease payments is recognized as a long-term liability.

OTHER REAL ESTATE OWNED

Other real estate owned consisting of properties acquired as a result of foreclosure of loans or loans considered in-substance foreclosures where the Bank is in the process of foreclosing are carried at the lower of the loan balance or appraised value net of estimated selling costs. Foreclosed assets to be held and used are treated the same way they would be had the assets been acquired in a manner other than through foreclosure. These assets are periodically reviewed for impairment if conditions indicate that the carrying amount of the asset may not be recoverable.

INCOME TAXES

There are two components of income tax expense: current and deferred. Current income tax expense approximates taxes to be paid or refunded for the applicable period. Balance sheet amounts of deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported net amounts. Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The provision for income taxes is based on pretax financial accounting income.

DERIVATIVE FINANCIAL INSTRUMENTS

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", as amended, provides guidance on accounting for derivative instruments. A derivative is typically defined as an instrument whose value is "derived" from an underlying instrument, index or rate, such as a future, forward, swap, or option contract, or other financial instrument with similar characteristics. A derivative contract generally represents future commitments to exchange interest payment streams or currencies based on the contract or notional amount or to purchase or sell other financial instruments at specified terms on a specified date.

The Company enters into interest rate cap contracts, which qualify as derivative financial instruments for non-trading purposes as an end user to hedge the interest rate exposure of existing assets and liabilities. Interest rate caps are agreements where, for a fee, the purchaser obtains the right to receive interest payments when a variable interest rate moves above or below a specified cap rate. Such instruments are primarily linked to long-term debt, short-term borrowings and pools of similar residential mortgages. Interest rate cap contracts are accounted for on an accrual basis with revenue or expenses recognized as adjustments to income or expense on the underlying linked assets or liabilities. These contracts are recorded at fair market value and the related unrealized gains or losses on these contracts are deferred as a component of other comprehensive income recorded in shareholders' equity.

Interest rate cap contracts generally are not terminated. When terminations do occur, gain or losses are recorded as adjustments to the carrying value of the underlying assets or liabilities and recognized as income or expense over either the remaining expected lives of such underlying assets or liabilities or the remaining life of the instrument. In circumstances where the underlying assets or liabilities are sold, any remaining carrying value adjustments and the cumulative change in value of any open positions are recognized immediately as a component of the gain or loss on disposition of such underlying assets or liabilities. If an interest rate cap contract is considered to be no longer effective, any deferred gain or loss on the contract is recognized immediately in income (see Note 6 for this presentation).

COMMON STOCK

The Company has authorized 10,000,000 shares of common stock. Each share entitles the holder to one vote. There are no dividend or liquidation preferences, participation rights, call prices or dates, conversion prices or rates, sinking fund requirements, or unusual voting rights associated with these shares. All pertinent rights and privileges of stock options granted are explained in Note 12. The Company has also authorized 5,000,000 shares of preferred stock. However, no preferred stock has been issued and outstanding at December 31, 2005 and 2004.

COMPREHENSIVE INCOME (LOSS)

The  Company  has  adopted  SFAS  No.  130,  "Reporting  Comprehensive  Income."
Comprehensive income is equal to net income plus the change in "other comprehensive income," as defined by SFAS No. 130. This statement requires the Company to report income and (loss) from non-owner sources. The only components of other comprehensive income currently applicable to the Company is the net unrealized gain or loss on interest rate cap contracts and the net unrealized gain or loss on available for sale investment securities. FASB Statement No. 130 requires that an entity: (a) classify items of other comprehensive income by their nature in a financial statement, and (b) report the accumulated balance of other comprehensive income separately from common stock and retained earnings in the equity section of the balance sheet.

EARNINGS PER SHARE

In February 1997, the FASB issued SFAS No. 128, "Earnings per Share", which was adopted by the Company for the year ended December 31, 1997. SFAS No. 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share based upon the weighted average number of common shares for the period. It also requires dual presentation of basic and diluted earnings per share for companies with complex capital structures (see Note 16 for this presentation).

STOCK-BASED COMPENSATION

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." This statement applies to financial statements for fiscal years ending after December 15, 2002. It is an amendment of SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock-based employee compensation and also amends the disclosure provisions of SFAS No. 123. SFAS No. 123 defines a fair value based method of accounting for employee stock options or similar equity instruments.

However, both also allow an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

The Bank has elected to continue accounting for stock-based compensation under APB Opinion No. 25 and disclose pro forma net income and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 and 148 had been applied.

At December 31, 2005, the Company has two remaining stock-based compensation plans which are described in Note 12. Also described at Note 12 is another plan that was eliminated during 1997. Prior to 2004, the Company applied APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Company's three stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123 and 148, the Company 's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                Years Ended December 31
                                                         2005              2004               2003
                                                     ---------------    -------------  ----------------
Net Income, as reported                             $    6,673,000        $5,457,000    $     4,187,000

Add: Stock-based employee compensation
 expense included in reported net income
 net of related tax effects                                      -                 -                  -

Deduct: Total stock-based employee
   compensation expense determined under
   fair value method for all awards, net of
   related tax effects                                  (1,153,000)         (150,000)          (143,000)
                                                     ---------------   ---------------  ----------------
Pro Forma Net Income                                $    5,520,000    $    5,307,000    $     4,044,000
                                                     ===============  ================  ================
Earnings per Share:
   Basic-- as reported                              $         1.95    $         1.61    $          1.25
   Basic -- pro forma                               $         1.61    $         1.57    $          1.21

   Diluted-- as reported                            $         1.83    $         1.51    $          1.18
   Diluted -- pro forma                             $         1.51    $         1.47    $          1.15


SFAS No. 123 was revised in December 2004 to require that, effective for periods beginning after June 15, 2005, the Company begin using the fair market value method for valuing and accounting for stock options. On April 14, 2005, the Securities and Exchange Commission announced the adoption of a new rule which delayed the implementation date for the new requirements until the beginning of the next fiscal year (2006). The Company expects to apply the new requirements in 2006 on a prospective basis.

RECLASSIFICATIONS

Certain prior period amounts have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.


NOTE 2 - INVESTMENT SECURITIES
         ---------------------

At December 31, 2005, the investment securities portfolio was comprised of securities classified by the Bank as held to maturity (approximately 99%) and as available for sale (the remaining 1%), in accordance with SFAS No. 115. The Bank has the ability and intent to hold the 99% of the securities in its investment portfolio to maturity. Therefore, the resulting investment securities classified as held to maturity are being carried at amortized cost. The Bank also invested in securities that have no stated maturity. As a result, these securities were classified as available for sale securities. The available for sale securities are carried at fair value at December 31, 2005.

The amortized cost and estimated market value of total investment securities at December 31 are as follows:

                                                                        2005
                                          ----------------------------------------------------------------------------
                                                                    Gross           Gross
                                           Amortized              Unrealized      Unrealized             Market
                                            Cost                    Gains            Losses              Value
                                          ----------------------------------------------------------------------------

U.S. Treasury securities                 $ 29,016,000         $          -          $ 215,000        $   28,801,000
Securities of U.S. government
   agencies and corporations               74,587,000                    -            926,000            73,661,000
Other securities                           64,033,000                    -          1,536,000            62,497,000
                                         ------------         ------------          ---------         -------------
      Total Held to Maturity Securities   167,636,000                    -          2,677,000           164,959,000
                                            2,500,000                    -             72,000             2,428,000
      Total Available Sale Securities    ------------         ------------          ---------         -------------
         Total Securities                $170,136,000         $          -          2,749,000         $ 167,387,000
                                         ============         ============          =========         =============


                                                                        2004
                                          ----------------------------------------------------------------------------
                                                                    Gross           Gross
                                           Amortized              Unrealized      Unrealized             Market
                                            Cost                    Gains            Losses              Value
                                          ----------------------------------------------------------------------------
U.S. Treasury securities                 $ 51,576,000          $         -          $ 368,000          $ 51,208,000
Securities of U.S. government
    agencies and corporations              42,560,000                    -            159,000          $ 42,401,000
Other securities                           28,776,000                    -             25,000          $ 28,751,000
                                           ----------          -----------          ---------          ------------
    Total Held to Maturity Securities     122,912,000                    -            552,000           122,360,000
    Total Available for Sale Securities     2,500,000                    -              6,000             2,494,000
                                           ----------          -----------          ---------          ------------
        Total Securities                $ 125,412,000          $         -          $ 558,000         $ 124,854,000
                                        =============           ==========          =========         =============

As of December 31, 2005 and 2004, securities carried at $15,029,000 and $8,996,000, respectively, are pledged to secure public and other deposits of $8,407,000 and $4,062,000, respectively, as required by law.

The book value and market value of securities at December 31, 2005, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                Amortized          Market
                                                  Cost             Value
                                              ------------      -------------
Due in one year or less(*)                    $ 26,005,000       $ 27,881,000
Due after one year through five years(*)        73,346,000         70,378,000
Due after five years through ten years(*)        9,165,000          9,018,000
Due after ten years(*)                          59,120,000         57,682,000
                                             -------------      -------------
                                              $167,636,000      $ 164,959,000
                                             =============      =============


(*) Included in these  categories  is the Bank's  investment  in Small  Business
    Administration Guaranteed Loan Pool Certificates with a book value of $1,298,000 and $1,591,000 and market value of $1,301,000 and $1,590,000 at
    December 31, 2005 and 2004, respectively. These certificates can be sold without penalty prior to maturity at the fair market value on the date of disposal.


NOTE 3 - LOANS AND ALLOWANCE FOR POSSIBLE LOAN LOSSES
         --------------------------------------------

Loans by major category consist of the following as of December 31:

                                                                                2005                2004
                                                                            ------------       ------------
Commercial and industrial loans                                             $ 55,895,000       $ 61,593,000
Real estate loans                                                            333,121,000        248,997,000
Installment loans                                                              1,719,000          2,018,000
Loans to finance agricultural production                                      18,211,000         13,549,000
All other loans                                                                    4,000            722,000
                                                                            ------------       ------------
                                                                             408,950,000        326,879,000

Less: Allowance for possible loan losses                                       7,003,000          5,487,000
Less: Deferred loan fees                                                       1,550,000          1,023,000
                                                                            ------------       ------------
Net Loans                                                                   $400,397,000       $320,369,000
                                                                             ===========       ============

Changes in the allowance for possible loan losses are as follows:

                                                                              Years Ended December 31 2005
                                                                                2005                2004
                                                                            ------------       -------------
Beginning Balance                                                              5,487,000          4,819,000
Provision charged to expense                                                   1,200,000          1,200,000
Loans charged off                                                               (860,000)          (819,000)
Recoveries                                                                       298,000            335,000
Reclassification from (to) allowance for off-balance sheet risks (*)             878,000            (48,000)
                                                                            ------------       ------------
     Ending Balance                                                           $7,003,000         $5,487,000
                                                                            ============       ============


(*) Allowance for off-balance sheet risks is presented as part of the accrued interest and other liabilities in the balance sheet.

At December 31, 2005 and 2004, the Bank had loans amounting to approximately $4,676,000 and $4,962,000, respectively, that were specifically classified as loans that when based on current information and events, it is possible that the bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Of these loans, $1,664,000 and $2,653,000, respectively, are secured by real estate, and $196,000 and $513,000, respectively, are SBA loans guaranteed by the U.S. Government.

There are no commitments to lend additional funds to the borrowers of impaired or non-accrual loans at December 31, 2005.

Loans serviced for others, totaling approximately $21,511,000 and $13,330,000 at December 31, 2005 and 2004, respectively, are not included in the accompanying financial statements.

Most of the Bank's business is with customers located within the County of Kern, California. The following are specific areas of concentration of credit risk within the bank:

REAL ESTATE

The Bank makes real estate loans for both development and long-term financing. The Bank's real estate loan portfolio was as follows at December 31:

                                           2005                   2004
                                       -------------          -------------
Construction and land development      $ 100,115,000          $ 78,903,000
Secured by residential properties         13,468,000           $11,194,000
Secured by farmland                       47,665,000            44,757,000
Secured by commercial properties         171,873,000           114,143,000
                                       -------------         -------------
                                       $ 333,121,000         $ 248,997,000
                                       =============         =============

OTHER INDUSTRIES

The Bank makes loans to customers involved in various types of industries. The following are concentrations of credit risk by major industry groups at December 31:
                                          2005              2004
                                     -------------     --------------
  Construction                       $   99,976,000    $   67,962,000
  Agriculture                            65,826,000        58,266,000
  Church program                         64,167,000        24,287,000
  Commercial real estate                108,274,000        79,383,000
                                     --------------    --------------
                                     $  338,243,000    $  229,898,000
                                     ==============    ==============

NOTE 4 - PREMISES AND EOUIPMENT
         ----------------------
Premises and equipment at December 31 are summarized as follows:

                                                    2005           2004
                                                 -----------   ------------
Cost:
    Land                                          $  909,000    $    909,000
    Building                                       5,428,000       5,428,000
    Leasehold improvements - building                823,000       1,089,000
    Furniture and equipment                        4,062,000       4,817,000
    Construction in process                          217,000               -
                                                  ----------    ------------
      Total Cost                                   1,439,000      12,243,000
 Less: Accumulated depreciation and amortization   3,762,000       4,491,000
       Total Premesis and Equipment               ----------    ------------
                                                  $7,677,000    $  7,752,000
                                                  ==========    ============


Depreciation and amortization expense for premises and equipment amounted to $879,000 and $580,000 in 2005 and 2004, respectively.

Two of the Company's branch office locations are subject to non-cancelable operating lease agreements expiring at dates through the year 2006 with renewal option periods extending through 2026. At December 31, 2005, minimum rental commitments for non-cancelable operating leases are as follows:

Year Ending                                  Minimum
December 3l                                  Payments
-----------                                  --------
2006                                         $ 27,000
                                             --------
Total Minimum Payments                       $ 27,000
                                             ========

Minimum payments do not include rental payments that would be due if the Company were to renew the leases when they expire in 2006. Management expects to renew both leases when they expire in 2006. Rent expense for the years ended December 31, 2005 and 2004 amounted to $139,000 and $142,000, respectively.


NOTE 5 - INVESTMENT IN REAL ESTATE
         -------------------------

The  investment  in other  real  estate  owned  consists  of a  48-unit  seniors apartment project located in placeCityFarmersville, StateCalifornia. This project is financed by the Rural Economic and Community Development Department (formerly Farmers Home Administration), United States Department of Agriculture
(RECD). The Company acquired the project by a grant deed executed in lieu of foreclosure pursuant to a judgment entered December 3, 1991, in Kern County Superior Court. The deed was executed in settlement of a $400,000 loan owed to the Company. Concurrent with the acquisition, the Company assumed an $880,000 loan payable to the RECD (see Note 9). The project is operated by Farmersville Village Grove Associates, a California limited partnership, in which San Joaquin Bank is the 95% limited partner and its wholly-owned subsidiary, Kern Island Company, is the 5% general partner.

The investment in other real estate owned was originally recorded at the outstanding loan amount in addition to the balance of the note payable assumed by the Company as noted above, and consists of the following at December 31:

                                               2005          2004
                                           ----------   ------------
Cost:
    Building & improvements                $1,430,000   $  1,346,000
    Land                                       49,000         49,000
                                           ----------    -----------
        Total Cost                          1,479,000      1,395,000
Less: Accumulated depreciation                769,000        709,000
                                           ----------    -----------
        Total Investment in Real Estate    $  710,000    $   686,000
                                           ==========    ===========

Depreciation expense for the investment in real estate was $60,000 and $60,000 for the years ended December 31, 2005 and 2004. The carrying value is not considered to be impaired. The Company accounts for this property as a foreclosed asset to be held and used, as the Company applied for and was granted an exemption by the FDIC from the regulatory requirement to divest of real estate owned within specified time periods.


NOTE 6 - INTEREST RATE CAP CONTRACTS
         ---------------------------

San Joaquin Bank entered into interest rate cap contracts with a third party to manage the risk that changes in interest rates will affect the amount of its future income over the Bank's fixed-rate loans. The interest rate cap contracts qualify as derivative financial instruments. Under an interest rate cap contract, the Bank agrees to pay an initial fixed amount at the beginning of the contract in exchange for quarterly payments from the third party when the three-month LIBOR rate exceeds a certain fixed level.

The interest rate cap contracts are considered to be a hedge against changes in the amount of future cash flows associated with the Bank's interest income for the Bank's fixed-rate loans. Accordingly, the interest rate cap contracts are recorded at fair value in the Bank's consolidated balance sheet and the related unrealized gains or losses on these contracts are recorded in shareholders' equity as a component of other comprehensive income. The cost of the interest rate cap contract is being amortized as an adjustment to interest expense over the same period in which the related interest payment being hedged are recognized in income. However, to the extent that any of these contracts are not considered to be perfectly effective in offsetting the change in the value of the interest payments being hedged, any changes in fair value relating to the ineffective portion of these contracts are immediately recognized in income.

 At December 31, 2005, the Bank had interest rate cap contracts on $14 million notional amount of indebtedness. The notional amount of $14 million will mature on June 2, 2008. The net gain or loss on the ineffective portion of these interest rate cap contracts was not material for the year ended December 31, 2005 and 2004.

NOTE 7 - MATURITIES OF CERTIFICATES OF DEPOSIT

At December 31, 2005, the scheduled maturities of certificates of deposit are as follows:

                      2006                  $   23,882,000
                      2007                       2,695,000
                      2008                         508,000
                                            --------------
                                             $  27,085,000
                                            ==============


NOTE 8 -  FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO
          ---------------------------------------------------------------
          REPURCHASE
          ----------

The Bank has lines of credit with other banks to meet short-term borrowing needs. These borrowing would be in the form of federal funds purchased. At December 31, 2005, the Bank had no outstanding federal funds purchased. Unused credit lines totaled $15,000,000. Rates are based on the individual lending bank's daily federal fund rates. These are uncommitted lines under which availability is subject to the issuing banks.

Securities sold under agreements to repurchase generally mature within one day from the transaction date. The Bank agrees to sell certain U.S. Treasury and U.S. Agency securities, which are owned by the Bank, to customers of the Bank on an overnight basis, subject to master repurchase agreements executed in advance by the Bank and its customers. U.S. Treasury and U.S. Agency securities sold under agreements to repurchase are delivered to a third-party correspondent bank where they are held in a separate account, segregated from the Bank's other investment securities held at the same correspondent bank. The Bank agrees, under the terms of the master repurchase agreements, to repurchase all securities sold under this program on the maturity date of the repurchase agreement.

Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                             2005
                                                      ----------------
 Average balance during the year                      $     2,042,000
 Average interest rate during the year                          1.72%
 Maximum balance during the year                      $     6,796,000

 Securities underlying the agreements at year-end:
   Carrying value                                                   -
   Estimated fair value                                             -


                                                             2004
                                                      ----------------
 Average balance during the year                      $     6,741,000
 Average interest rate during the year                          0.82%
 Maximum balance during the year                      $     7,452,000

 Securities underlying the agreements at year-end:
  Carrying value                                      $     9,023,000
  Estimated fair value                                $     8,998,000

NOTE 9 - LONG-TERM DEBT AND OTHER BORROWINGS
         -----------------------------------
Long-term debt consists of the following at December 31:


                                                                           2005           2004
                                                                      ------------   -----------
 Mortgage note payable, 9% stated rate - matures 2030                 $    797,000   $   805,000

 Subordinated Note, 3 month LIBOR + 2.7% floating rate - due 2019        6,000,000     6,000,000
                                                                      ------------   -----------

   Total Long-Term Debt                                               $  6,797,000   $ 6,805,000
                                                                      ============   ===========



The mortgage note payable is secured by a 48-unit seniors apartment project (see
Note 5) and is payable in monthly installments of $2,300 including interest at a stated rate of 9%. The loan matures in 2030. The note is classified as a Rural Rental Housing (RRH) loan issued pursuant to the Housing Act of 1949. Under the RRH program, the borrower pays interest at a rate lower than the stated rate.

Estimated future maturities of long-term debt at December 31, 2005 are as follows:

        Years Ending
        December 31
           2006                                     $      9,000
           2007                                           10,000
           2008                                           11,000
           2009                                           12,000
           2010                                           13,000

           Thereafter                                  6,742,000
                                                   -------------
                                                    $  6,797,000
                                                   =============

The subordinated note is a capital security that qualifies as Tier 2 capital pursuant to capital adequacy guidelines promulgated by the FDIC. The subordinated note matures in 2019. The Company may redeem the Subordinated Note, at par, on or after April 23, 2009, subject to compliance with California and federal banking regulations. The Subordinated Note resets quarterly and bears interest at a rate equal to the three-month LIBOR index plus a margin of 2.70%.

The Bank has borrowing capacity, both short and long-term, with the Federal Home Loan Bank of San Francisco in the amount of $18,066,000 to supplement other funding sources as the need arises. At December 31, 2005, there were no balances outstanding under these credit lines.


NOTE 10 - CONTINGENCIES
          -------------

In the normal course of business, the Company occasionally becomes party to litigation. In the opinion of management, based upon advice of legal counsel, pending or threatened litigation involving the bank will not have a material adverse effect upon its financial condition or results of operations.


NOTE 11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
          -------------------------------------------------

The balance sheet does not reflect various commitments relating to financial instruments with off-balance sheet risk which are used in the normal course of business. These instruments include commitments to extend credit and standby letters of credit. Management does not anticipate that the settlement of these financial instruments will have a material adverse effect on the bank's financial position.

These financial instruments carry various degrees of credit risk. Credit risk is defined as the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract.

The contractual amounts of commitments to extend credit and standby letters of credit represent the amount of credit risk. Since many of the commitments and letters of credit are expected to expire without being drawn, the contractual amounts do not necessarily represent future cash requirements.

Commitments to extend credit are legally binding loan commitments with set expiration dates. They are intended to be disbursed, subject to certain conditions, upon request of the borrower. The bank receives a fee for providing a commitment. The bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the bank upon the extension of credit, is based on management's evaluation. Collateral held varies but may include accounts receivable, inventory, property, equipment and real estate.

Standby letters of credit are provided to customers to guarantee their performance, generally in the production of goods and services or under contractual commitments in the financial market.

The following is a summary of various financial instruments with off-balance sheet risk at December 31:

                                                     2005               2004
                                               ---------------    -----------
            Commitments to extend credit       $   224,027,000   $160,185,000
            Standby letters of credit          $    8,676,000     $ 7,129,000

NOTE 12 - STOCK OPTIONS AND PROFIT BONUS PLAN
          -----------------------------------
FIXED STOCK OPTION PLANS

Options on shares of the Company's common stock have been granted to certain key employees under a 1980 fixed option plan, rescinded and re-drawn in 1984. The 1980 plan expired December 31, 1990, and all remaining granted options were exercised in February of 1997. Accordingly, no options are available for grant and no options exist to be exercised at December 31, 2005 under the 1980 plan.

On May 1, 1989, the Company's shareholders approved a new fixed option plan. Under the 1989 fixed option plan, the Company may grant options to its officers and employees for up to 463,000 (as adjusted for stock splits and stock dividends declared through December 31, 1998) shares of common stock. Under this plan, the exercise price of each option equals the market price of the Company's stock on the date of grant and each option is exercisable in specified increments up to 10 years from the date of grant. The 1989 plan terminated on May 1, 1999. Accordingly, no new options can be granted under the 1989 plan.

On June 4, 1999, the Company's shareholders approved to grant options under a new plan, to its officers and employees. The 1999 Plan's term is for ten years to vest at twenty percent per year and to be at a price determined by a weighted average mean between the bid and ask prices of the Company stock for thirty days preceding the option grant date.

Effective December 31, 2005, the Board of Directors (the "Board") of San Joaquin Bank (the "Company") voted to accelerate the vesting of all unvested options to acquire the Company's common stock that were outstanding at that date (the "Acceleration"), except that no options to non-employee directors were affected by the Acceleration. A total of 158,870 shares subject to option were impacted by the Acceleration. As a result of the acceleration, and based upon estimated Black-Scholes value calculations, the Company will not be required to recognize pretax compensation expense related to the accelerated options of approximately $833,000. Had the Acceleration not occurred, the Company would have had to recognize this expense over the next five years when the Company becomes subject to the requirements of Financial Accounting Standards Board Statement No. 123R, "Share-Based Payment," on January 1, 2006. Under applicable accounting guidance, the company does not expect to record a charge related to the Acceleration. As a result of the acceleration, certain options granted to the Company's Chairman of the Board, Bruce Maclin, Chief Executive Officer, Bart Hill, and two other highest paid executive officers (together the "Named Executive Officers") exceeded the $100,000 limit established by IRS regulation ss.1.422-4. As such, the excesS options granted to the Named Executive Officers must be treated as non-statutory options. All other terms and conditions of the accelerated options remained unchanged as a result of the Acceleration.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes American option-pricing model with the following weighted-average assumptions used for grant in 2005 and 2004, respectively: dividend yield of 0.88% for 2005 plan, 1.07% for 2004; approximate expected volatility of 29.05% and 34.69%, risk-free interest rates of 3.99% and 3.81%; and expected lives of
7.91 and 7.86 years for 2005 and 2004, respectively.

A summary of the status of the Company's two fixed stock option plans as adjusted for stock splits and stock dividends declared, as of December 31, 2005 and 2004, and changes during the years ending on those dates is presented below:


                                                        2005                            2004
                                         --------------------------       -----------------------------
                                            Weighted-Average                           Weighted-Average
                                         Shares       Exercise Price       Shares        Exercise Price
                                         ------       --------------       ------        --------------
  Fixed Options:
   Outstanding at beginning of year       420,078        $   11.36             408,561       $     9.03
   Granted                                 59,350            27.10              60,000            26.18
   Exercised                              (39,762)            4.67             (43,983)            4.26
   Expired                                 (3,000)           14.80              (4,500)           12.84
                                          --------       ---------             --------      ----------
  Outstanding at Year-End                 436,666        $   14.09             420,078       $    11.36
                                          =======        =========             =======       ==========

  Options exercisable at year-end         417,866                          273,948
  Weighted-average fair value of
   options granted during the year      $    8.89                        $   8.83


The following table summarizes information about fixed stock options outstanding at December 31, 2005:

                                         Options Outstanding                         Options Exercisable
                          -------------------------------------------------    -------------------------------
         Range of             Number         Remaining         Weighted-           Number           Weighted-
    Weighted-Average      Outstanding at     Contractual        Average        Outstanding at       Average
     Exercise Prices        12/31/2005       Life (years)    Exercise Price      12/31/2005     Exercise Price
     ---------------        ----------       ------------    --------------      ----------     --------------
        $5.76-8.49               107,986        2.36           $  7.40            106,986           $  7.40
        8.50-12.74               164,830        4.47             10.73            162,430             10.74
     12.75 - 18.99                45,800        2.77             14.67             42,200             14.60
     19.00 - 26.49                97,050        8.07             23.80             92,250             23.95
    $26.50 - 31.00                21,000        6.99             28.65             14,000             29.48
     --------------              -------        ----           -------            -------           -------
                                 436,666        4.69           $ 14.09            417,866           $ 13.82
                                 =======        ====           =======            =======           =======

NOTE 13 - OTHER EXPENSES
          --------------

Other expenses are summarized as follows for the years ended December 31:

                                                            2005               2004              2003
                                                       -----------       -----------       -----------
 Promotion                                             $   667,000       $   473,000       $   518,000
 Travel, meals and lodging                                 165,000           192,000           169,000
 Professional services                                     934,000           719,000           810,000
 Office supplies and expenses                              665,000           528,000           462,000
 Regulatory assessments                                    113,000            90,000           116,000
 Insurance                                                 317,000           329,000           246,000
 Director related expenses                                 189,000           253,000           268,000
 Other                                                     491,000           685,000           941,000
                                                       -----------       -----------       -----------
    Total                                              $ 3,541,000       $ 3,269,000       $ 3,530,000
                                                       ===========       ===========       ===========

For the year ended December 31, 2005, total advertising expense was $281,000 as compared to $207,000 in 2004 and $246,000 in 2003.

NOTE 14 - INCOME TAXES
          ------------

The provision for income taxes consists of the following:

                                            2005               2004              2003
                                            ----               ----              ----
   Current:
     Federal                          $   3,935,000     $   2,887,000    $    2,366,000
     State                                1,399,000         1,046,000           795,000
                                       ------------     -------------         ---------
                                          5,334,000         3,933,000         3,161,000
                                       ------------     -------------         ---------
    Deferred:
       Federal                             (433,000)          (96,000)         (546,000)
       State                               (116,000)         (321,000)         (477,000)
                                       -------------    --------------       -----------
                                           (549,000)         (417,000)       (1,023,000)
                                       -------------    --------------       -----------
    Total Provision For Income Taxes   $  4,785,000     $   3,516,000    $    2,138,000
                                       ============     ==============   ==============

The components of the net deferred tax asset (included in other assets) were as follows:

                                                          2005              2004
                                                                           ----
  Deferred Tax Assets:
    Allowance for loan losses                       $    2,161,000    $     2,364,000
    Accumulated depreciation                                62,000           (18,000)
    Salary continuation accrual                          1,667,000          1,142,000
    Unrealized loss on interest rate cap contract           96,000             65,000
    Other                                                  106,000             10,000
                                                    --------------    ---------------
      Net Deferred Tax Assets                       $    4,092,000    $     3,563,000
                                                    ==============    ===============


The applicable rate for current and future years is based on the average rate as compared to the effective tax rate for the current period. The Company believes that no valuation allowance is necessary due to the adequacy of future taxable income from reversals of temporary differences and taxable income exclusive of temporary differences.

A reconciliation of the Company's provision for income taxes and the amount computed by applying the U.S. statutory federal income tax rate of 35% at December 31, 2005 and 2004, respectively, to pretax income is as follows:

                                                           2005              2004               2003
                                                    --------------    ---------------    --------------
  Tax computed at 35%, respectively                 $    4,010,000    $     3,140,000    $    2,214,000
  Increases (decreases) in taxes resulting from:
   Tax credits                                                                                  (50,000)
   State taxes, net of federal income tax benefit          834,000            471,000           207,000
   Other, net                                              (59,000)           (95,000)         (233,000)
                                                    --------------    ---------------    --------------
         Total Provision For Income Taxes           $    4,785,000    $     3,516,000    $    2,138,000
                                                    ==============    ===============    ==============
         Effective Tax Rate                                  41.76%             39.18%            33.80%
                                                    ===============   ================   ===============

In 1994, the California Tax Credit Allocation Committee (TCAC), in its role as administrator of the Federal and California low income housing tax credit program, granted approval to the Company for Federal low income housing tax credits in the amount of approximately $50,000 annually for each of the ten following years. Use of these credits was contingent on the Company performing certain capital improvements to a 48-unit senior apartment project owned by the Company. The Company completed the capital improvements during 1994 (see Note
5). As such, the Company began utilizing the credits beginning in 1994. The credits expired in 2004.

NOTE 15 - OTHER COMPREHENSIVE INCOME (LOSS)
          ---------------------------------

The other comprehensive income (loss) at December 31, 2005 and 2004 were presented as follows:

                                                                               2005                2004
                                                                            -------------   -----------

Net unrealized holding gain (loss) arising during the period, before tax   $  44,000         $  (30,000)

Less: deferred tax benefit (liability)                                       (17,000)            12,000
                                                                           ----------        -----------
      Unrealized Holding Income (Loss), Net of Tax                            27,000            (18,000)

Accumulated unrealized holding income (loss),
   net of tax - beginning of the year                                       (152,000)          (134,000)
                                                                          ============        ==========

        Accumulated Unrealized Holding Income (Loss), Net
          of Tax - end of period                                          $ (125,000)        $ (152,000)
                                                                          ------------       -----------

NOTE 16 - BASIC AND DILUTED EARNINGS PER SHARE

Basic and diluted earnings per share are calculated as follows:

                                                                             Years Ended December 31
                                                                            2005               2004
                                                                           ----------        ---------
Basic Earnings per Share:
   Net income                                                             $ 6,673,000       $ 5,457,000
   Weighted average common shares outstanding                               3,421,000         3,388,000
                                                                          -----------    --------------
   Basic Earnings per Share                                               $      1.95              1.61
                                                                          ===========    ==============

Diluted Earnings per Share:
   Net income                                                             $6,673,000        $ 5,457,000
      Weighted average common shares outstanding                           3,421,000          3,388,000
      Dilutive effect of outstanding options                                 229,000            218,000
                                                                          -----------     -------------
   Weighted average common shares outstanding - diluted                    3,650,000          3,606,000
                                                                          -----------     -------------
   Diluted Earnings per Share                                             $     1.83        $      1.51
                                                                          ===========     =============

Earnings per share are based on the weighted average number of shares outstanding during the year.


NOTE 17 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
          -----------------------------------------------------

In accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," the estimated fair values of financial instruments are disclosed as of December 31, 2005 and 2004. SFAS No. 107 defines fair value as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

Fair value estimates were based on existing on-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Where possible, the Bank has utilized quoted market prices to estimate fair value. Since quoted market prices were not available for a significant portion of the financial instruments, the fair values were approximated using discounted cash flow techniques.

Fair value estimates are made at a specific point in time, based on judgments regarding future expected loss experience, current economic conditions, risk conditions, risk characteristics of various financial instruments and other factors. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Because no active market exists for a significant portion of the financial instruments presented below and the inherent imprecision involved in the estimation process, management does not believe the information presented reflects the amounts that would be received if the Bank's assets and liabilities were sold nor does it represent the fair value of the Bank as an entity. This information is presented solely for compliance with SFAS No. 107 and is subject to change over time based on a variety of factors.

The following presents the carrying value and estimated fair value of the various classes of on-balance sheet financial instruments held by the Bank at December 31, 2005 and 2004:

                                                       December 31, 2005                December 31, 2004
                                                     -------------------------------------------------------
                                                     Carrying       Estimated         Carrying     Estimated
                                                     Value          Fair Value         Value      Fair Value
                                                     -----          ----------         -----      ----------
  Assets
  ------

  Cash and cash equivalents                         $ 26,445,000   $ 26,445,000      $ 24,409,000   $  24,409,000

  Investment Securities                              170,064,000    167,388,000       125,406,000     124,854,000

  Loans, net                                         400,397,000    404,638,000       320,369,000     319,586,000

  Liabilities
  -----------

  Noninterest-bearing deposits                       186,266,000    186,266,000       150,770,000     150,770,000
  Interest-bearing transaction and savings accounts  362,182,000    360,555,000       270,757,000     269,425,000
  Time deposits                                       27,085,000     27,083,000        21,449,000      21,492,000
                                                      ----------     ----------        ----------      ----------
       Total deposits                                575,533,000    573,904,000       442,976,000     441,687,000

Federal funds purchased and securities sold under
  agreements to repurchase                                     -              -         8,663,000      14,663,000

  Other borrowed funds                                 6,797,000      6,313,000         6,805,000       6,383,000

The following methods and assumptions were used to estimate the fair value of each class of financial instruments. These assumptions were based on subjective estimates of market conditions and perceived risks of the financial instruments at a certain point in time.

SHORT-TERM FINANCIAL INSTRUMENTS

Financial instruments with maturities within 90 days of the balance sheet date are valued at the carrying amounts included in the balance sheet. This approach applies to cash and cash equivalents.

INVESTMENT SECURITIES

The carrying amounts for securities maturing within 90 days of the financial statement date are assumed to approximate fair value provided they do not present unanticipated credit concerns. The fair value of longer term investments and mortgage-backed securities was estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

LOANS

Fair values were estimated for portfolios of loans with similar financial characteristics. Loans were segregated by type such as commercial, real estate, credit card and other consumer. Each loan category was further segmented into fixed and adjustable rate interest terms and by performing and non-performing categories.

The fair values of loans were determined based on discounted cash flow modeling techniques. The discount rate used was based on quoted market rates for loans where there is an active secondary market. The discount rate for all other loans was based on the current offer rates for loans made to borrowers with similar credit risks and remaining maturities.

Fair value for significant nonperforming loans was based on the carrying value adjusted for anticipated credit loss risk, estimated time for resolution, valuation of the underlying collateral and other related resolution costs.

DEPOSIT LIABILITIES

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate was estimated using the rates currently offered for deposits of similar remaining maturities.

The fair value estimated does not include the benefit that results from the low-cost funding provided by the deposit liabilities compared to the cost of borrowing funds in the market.

FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The fair value of the Bank's securities sold under agreements to repurchase is assumed to approximate fair value.

OTHER BORROWED FUNDS

The fair value of the Bank's other borrowed funds and long-term debt was estimated by discounting contractual cash flows using discount rates based on current rate offered for debt of the same remaining maturity.


NOTE 18 - RELATIONSHIPS WITH RELATED PARTIES

As part of its normal banking activities, the Company has extended credit to and received deposits from certain members of its Board of Directors and management and companies in which directors have an interest. These related parties had deposits at the Bank approximating $9,083,000 and $5,955,000; and $6,640,000 and $3,905,000 in outstanding loans at December 31, 2005 and 2004, respectively. In the opinion of management, all such extensions of credit and deposit relationships are on terms similar to transactions with non-affiliated parties and involve only normal credit risk with no undue exposure. Each loan has been approved by the Loan Committee of the Board of Directors. During 2005, loan disbursements to related parties amounted to $12,965,000 and repayments from such related parties amounted to $13,183,000.


NOTE 19 - RETIREMENT PLAN

401(k) PROFIT SHARING

The Company has a profit sharing plan covering substantially all employees. Under this plan, employees may contribute a percentage of their compensation up to the maximum allowable by law. The employer contributes 50% of the employees' contributions not to exceed 2.5% of the participating employees' compensation.

Total employer contributions to the plan for the years ended December 31, 2005 and 2004 were $85,000 and $75,000, respectively. In 2005, the Company also contributed a $51,000 discretionary special contribution for non-officer employees.

DEFERRED COMPENSATION PLAN

During 1997,  the Company  implemented  a Director  Deferred  Compensation  Plan
(DCP). This is a non-qualified plan for eligible directors.

SALARY CONTINUATION PLAN

During 1997, the Company implemented a Salary Continuation Plan (SCP). This is a non-qualified plan in which the company agrees to pay key executives additional benefits in the future, usually at retirement, in return for satisfactory performance by the executive. The SCP is an unfunded plan and is designed to recover its costs through the use of a cash value life insurance policy of each participant.

As of  December  31, 2005 and 2004,  approximately  $3,637,000  and  $2,492,000, respectively, had been accrued in conjunction with these agreements.

In order to fund the DCP and SCP plans, the Bank purchased life insurance policies in which it is owner and beneficiary. Aggregate cash surrender values of these policies approximate $10,179,000 and $9,872,000 at December 31, 2005 and 2004, respectively.


NOTE 20 - REGULATORY MATTERS
          ------------------

The Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of June 30, 2005, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank's category). To be categorized as well-capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table also sets forth the Bank's actual capital amounts and ratios (dollar amounts in thousands):


                                                                                         To Be Categorized
                                                            For Capital Adequacy          Well Capitalized
                                        Actual                   Purposes                Under Prompt Corrective
                                                                                           Action Provisions
                              ----------------------------  --------------------------  ---------------------------
                                    Amount         Ratio         Amount      Ratio       Amount          Ratio
--------------------------------------------------------------------------------------------------------------
 As of December 31, 2005
--------------------------------------------------------------------------------------------------------------

 Total risk-based capital ratio   $51,510,000       10.51%    $ 39,208,000   8.00%    $ 49,010,000       10.00%
 Tier 1 risk-based capital ratio   39,372,000        8.03%      19,612,000   4.00%      29,419,000        6.00%
 Tier 1 leverage ratio             39,372,000        6.44%      24,455,000   4.00%      30,568,000        5.00%

 As of December 31, 2004
--------------------------------------------------------------------------------------------------------------------
 Total risk-based capital ratio  $$44,122,000       11.50%    $ 30,694,000   8.00%    $ 38,367,000       10.00%
 Tier 1 risk-based capital ratio   33,306,000        8.68%      15,348,000   4.00%      23,023,000        6.00%
 Tier 1 leverage ratio             33,306,000        6.66%      20,004,000   4.00%      25,005,000        5.00%
 ------------------------------------------------------------------------------------------------------------------

On April 5, 2004, the Bank issued a $6,000,000 floating rate subordinated note in a private placement (see Note 9). The Subordinated Note is a capital security that qualifies as Tier 2 capital pursuant to capital adequacy guidelines promulgated by the FDIC. The Subordinated Note positively impacted the Company's total capital to risk weighted asset ratio for the period ended December 31, 2005 and 2004.

    REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    To the Board of Directors and
    Shareholders of San Joaquin Bank

    We have audited the consolidated balance sheet of San Joaquin Bank and its subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of San Joaquin Bank and its subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.


                                              /s/ BUSTER H. ARMSTRONG
                                              -----------------------
                                              BROWN ARMSTRONG PAULDEN
                                              McCOWN STARBUCK & KEETER
                                              ACCOUNTANCY CORPORATION


    Bakersfield, California
    February 3, 2006

                 MANAGEMENT'S LETTER OF FINANCIAL RESPONSIBILITY


To Our Shareholders:

The Management of San Joaquin Bank is responsible for the preparation, integrity, reliability and consistency of the information contained in this annual report. The consolidated financial statements, which necessarily include amounts based on judgments and estimates, were prepared in conformity with generally accepted accounting principles and prevailing practices in the banking industry. All other financial information appearing throughout this annual report is presented in a manner consistent with the consolidated financial statements.

Management has established and maintains a system of internal controls that provides reasonable assurance that the underlying financial records are reliable for preparing the consolidated financial statements, and that assets are safeguarded from unauthorized use or loss. This system includes extensive written policies and operating procedures and a comprehensive internal audit function, and is supported by the careful selection and training of staff, an organizational structure providing for division of responsibility, and a Code of Ethics covering standards of personal and business conduct.

Management believes that, as of December 31, 2005, the Corporation's internal control environment is adequate to provide reasonable assurance as to the integrity and reliability of the consolidated financial statements and related financial information contained in the annual report. However, there are limits inherent in all systems of internal accounting control and Management recognizes that errors or irregularities may occur. Based on the recognition that the costs of such systems should not exceed the benefits to be derived, Management believes the Bank's system provides an appropriate cost/benefit balance.

The system of internal controls is under the general oversight of the Board of Directors acting through its Audit Committee, which is comprised entirely of outside directors. The Audit Committee monitors the effectiveness of and compliance with internal controls through a continuous program of internal audit. This is accomplished through periodic meetings with Management, internal auditors and independent auditors to assure that each is carrying out their responsibilities.

The Corporation's consolidated financial statements have been audited by Brown, Armstrong, Paulden, McCown, Starbuck & Keeter Accountancy Corporation, independent certified public auditors elected by the shareholders. All financial records and related data, as well as the minutes of shareholders and directors meetings, have been made available to them. Management believes that all representations made to the independent auditors during their audit were valid and appropriate.


                         /s/ BART HILL
                         -------------
                         Bart Hill
                         DIRECTOR, PRESIDENT AND CHIEF EXECUTIVE OFFICER


                         /s/ STEPHEN M. ANNIS
                         --------------------
                         Stephen M. Annis
                         EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.


ITEM 9A. CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

The term "disclosure controls and procedures" as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") refers to the controls and procedures of a company that are designed to ensure that information required to be disclosed by a company in the reports that it files pursuant to Regulation 13A of the Exchange Act is recorded, processed, summarized and reported within required time periods. As of December 31, 2005 (the "Evaluation Date"), we carried out an evaluation under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer of the effectiveness of our disclosure controls and procedures. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that, as of the Evaluation Date, such controls and procedures were effective in ensuring that required information will be disclosed on a timely basis in our periodic reports filed with the FDIC under the Exchange Act.

CHANGES IN INTERNAL CONTROLS

The evaluation did not identify any change in our internal control over financial reporting that occurred during the quarter ended December 31, 2005 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.


ITEM 9B. OTHER INFORMATION

None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information required by this item will appear in the Bank's definitive proxy statement under the captions "Nominees to the Board of Directors," "Executive Officers," "Section 16 Compliance" and "Audit Committee" for the annual Meeting of shareholders (the "2006 Proxy Statement"). Such information either shall be
(i) deemed to be incorporated herein by reference from that portion of the 2006 Proxy Statement, if filed with the FDIC not later than 120 days after the end of the Bank's most recently completed fiscal year, or (ii) included as an amendment to this report filed with the FDIC on Form 10-K/A not later than the end of such 120 day period.

The Bank has adopted a Code of Ethics that applies to the Bank's executive officer, principal financial officer, principal accounting officer and controller, and persons performing similar functions. The Bank will provide to any person without charge, upon request, a copy of this Code of Ethics. If you would like to receive a copy, you can notify us by sending a written request to:

San Joaquin Bank
Corporate Secretary
1301 17th Street
Bakersfield, California 93301


ITEM 11. EXECUTIVE COMPENSATION

The information required by this item will appear in the 2006 Proxy Statement under the caption "Executive Compensation", and such information either shall be
(i) deemed to be incorporated herein by reference from that portion of the 2006 Proxy Statement, if filed with the FDIC not later than 120 days after the end of the Bank's most recently completed fiscal year, or (ii) included as an amendment to this report filed with the FDIC on Form 10-K/A not later than the end of such 120 day period.


ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information required by this item will appear in the 2006 Proxy Statement under the caption "Security Ownership of Directors and Management", and such information either shall be (i) deemed to be incorporated herein by reference from that portion of the 2006 Proxy Statement, if filed with the FDIC not later than 120 days after the end of the Bank's most recently completed fiscal year, or (ii) included as an amendment to this report filed with the FDIC on Form 10-K/A not later than the end of such 120 day period.


ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by this item will appear in the 2006 Proxy Statement under the caption "Bank Transactions With Directors and Management", and such information either shall be (i) deemed to be incorporated herein by reference from that portion of the 2006 Proxy Statement, if filed with the FDIC not later than 120 days after the end of the Bank's most recently completed fiscal year, or (ii) included as an amendment to this report filed with the FDIC on Form 10-K/A not later than the end of such 120 day period.


ITEM 14.  PRINCIPAL ACCOUNTING FEES AND SERVICES

The information required by this item will appear in the 2006 Proxy Statement under the caption "Audit Fees", and such information either shall be (i) deemed to be incorporated herein by reference from that portion of the 2006 Proxy Statement, if filed with the FDIC not later than 120 days after the end of the Bank's most recently completed fiscal year, or (ii) included as an amendment to this report filed with the FDIC on Form 10-K/A not later than the end of such 120 day period.

                                     PART IV


ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) The  following  documents  are filed as part of this  Annual  Report on Form
10-K:

1.   FINANCIAL STATEMENTS. See index to financial statements on Page 40.

2. Financial Statement Schedules. All financial statement schedules as required by Item 8 and Item 15(d) of Form 10-K have been omitted because the information requested is either not applicable or has been included in the consolidated financial statements or notes thereto.

3. Exhibits. The exhibits listed under Item 15(b hereof are filed or furnished with, or incorporated by reference into, this Annual Report on Form 10-K.

(b) Exhibits. The following exhibits are filed or furnished as a part of, or incorporated by reference into, this report on Form 10-K:

EXHIBIT        DESCRIPTION OF EXHIBIT
-------        ----------------------
NUMBER

3.1 Articles of Incorporation of the Registrant dated January 3, 1980. (Incorporated by reference from Exhibit 3.1 filed with the Registrant's registration statement on Form 10 filed on April 30,
          2003)

3.1(a) First Amendment to Articles of Incorporation of the Registrant dated April 30, 1982. (Incorporated by reference from Exhibit 3.1(a) filed with the Registrant's registration statement on Form 10 filed on April 30, 2003)

3.1(b) Second Amendment to Articles of Incorporation of the Registrant dated May 24, 1989. (Incorporated by reference from Exhibit 3.1(b) filed with the Registrant's registration statement on Form 10 filed on April 30, 2003)

3.1(c) Third Amendment to Articles of Incorporation of the Registrant dated March 28, 1997 (incorporated by reference from Exhibit 3.1(c) filed with the Registrant's registration statement on Form 10 filed on April 30, 2003)

3.1(d) Fourth Amendment to Articles of Incorporation of the Registrant dated May 1, 1998. (Incorporated by reference from Exhibit 3.1(d) filed with the Registrant's registration statement on Form 10 filed on April 30,
          2003)

3.1(e) Fifth Amendment to Articles of Incorporation of the Registrant dated July 16, 1999. (Incorporated by reference from Exhibit 3.1(e) filed with the Registrant's registration statement on Form 10 filed on April 30, 2003)

3.2 Bylaws of the Registrant dated January 3, 1980. (Incorporated by reference from exhibit 3.2 filed with Registrant's registration statement on Form 10 filed on April, 30, 2003)

3.2(a) First Amendment of Bylaws of the Registrant dated July 28, 1989. (Incorporated by reference from Exhibit 3.2(a) filed with the Registrant's registration statement on Form 10 filed on April 31,
          2003)

EXHIBIT   DESCRIPTION OF EXHIBIT
-------   ----------------------
NUMBER
------

3.2(b) Second Amendment of Bylaws of the Registrant dated January 16, 1990. (Incorporated by reference from Exhibit 3.2(b) filed with the Registrant's registration statement on Form 10 filed on April 31,
          2003)

3.2(c) Third Amendment of Bylaws of the Registrant dated May 10, 1995. (Incorporated by reference from Exhibit 3.2(c) filed with the Registrant's registration statement on Form 10 filed on April 31,
          2003)

3.2(d) Fourth Amendment of Bylaws of the Registrant dated February 22, 1999. (Incorporated by reference from Exhibit 3.2(d) filed with the Registrant's registration statement on Form 10 filed on April 31,
          2003)

3.2(e) Fifth Amendment of Bylaws of the Registrant dated June 18, 2002. (Incorporated by reference from Exhibit 3.2(e) filed with the Registrant's registration statement on Form 10 filed on April 31,
          2003)

4.1       Specimen Common Stock Certificate of the Registrant.

10.1* Amended and Restated 1989 Stock Option Plan of the Registrant. (Incorporated by reference from Exhibit 10.1 filed with the
          Registrant's  registration  Statement  on Form 10 filed  on April  30,
          2003)

10.2*     1999  Stock  Incentive  Plan  of  the  Registrant.   (Incorporated  by
          reference from Exhibit 10.2 filed with the Registrant's registration Statement on Form 10 filed on April 30, 2003)

10.3* Form of Incentive Stock Option Agreement pursuant to 1999 Stock Incentive Plan of the Registrant. (Incorporated by reference from Exhibit 10 filed with Registrant's Form 8-K filed on March 15, 2005)

10.4* Amended and Restated Executive Salary Continuation Agreement dated June 18, 2004 between the Registrant and Bruce Maclin. (Incorporated by reference from Exhibit 10.4 filed with the Registrant's Annual Report on Form 10-K filed on March 25, 2005)

10.5* Amended and Restated Executive Salary Continuation Agreement dated June 18, 2004 between the Registrant and Bart Hill. (Incorporated by reference from Exhibit 10.5 filed with the Registrant's Annual Report on Form 10-K filed on March 25, 2005)

10.6* Amended and Restated Executive Salary Continuation Agreement dated June 13, 2003 between the Registrant and Stephen Annis. (Incorporated by reference from Exhibit 10.5 filed with the Registrant's Annual Report on Form 10-K filed on March 29, 2004)

10.7* Amended and Restated Executive Salary Continuation Agreement dated June 13, 2003 between the Registrant and John W. Ivy. (Incorporated by reference from Exhibit 10.6 filed with the Registrant's Annual Report on Form 10-K filed on March 29, 2004)

10.8* Change in Control Agreement dated January 28, 1999 between the Registrant and Bruce Maclin. (Incorporated by reference from Exhibit
          10.7 filed with the Registrant's registration statement on Form 10 Filed on April 30, 2003)

10.8(a)* First Amendment to Change in Control Agreement dated June 7, 2001 between the Registrant and Bruce Maclin. (Incorporated by reference from Exhibit 10.7(a) filed with the Registrant's registration statement on Form 10 Filed on April 30, 2003)

EXHIBIT   DESCRIPTION OF EXHIBIT
-------   ----------------------
NUMBER
------

10.8(b)* Second Amendment to Change in Control Agreement dated April 30, 2003 between the Registrant and Bruce Maclin. (Incorporated by reference from Exhibit 10.7(b) filed with the Registrant's Annual Report on Form 10-K filed on March 29, 2004)

10.9* Change in Control Agreement dated January 28, 1999 between the Registrant and Bart Hill. (Incorporated by reference from Exhibit 10.8 filed with the Registrant's registration statement on Form 10 Filed on April 30, 2003)

10.9(a)* First Amendment to Change in Control Agreement dated June 7, 2001 between the Registrant and Bart Hill. (Incorporated by reference from Exhibit 10.8(a) filed with the Registrant's registration statement on Form 10 Filed on April 30, 2003)

10.9(b)* Second Amendment to Change in Control Agreement dated April 30, 2003 between the Registrant and Bart Hill. (Incorporated by reference from Exhibit 10.8(b) filed with the Registrant's Annual Report on Form 10-K filed on March 29, 2004)

10.10* Change in Control Agreement dated January 7, 2001 between the Registrant and Stephen Annis. (Incorporated by reference from Exhibit
          10.8 filed with the Registrant's registration statement on Form 10 Filed on April 30, 2003)

10.10(a)* First Amendment to Change in Control Agreement dated April 30, 2003 between the Registrant and Stephen Annis. (Incorporated by reference from Exhibit 10.9(a) filed with the Registrant's Annual Report on Form 10-K filed on March 29, 2004)

10.11* Change in Control Agreement dated January 7, 2001 between the Registrant and John W. Ivy. (Incorporated by reference from Exhibit
          10.8 filed with the Registrant's registration statement on Form 10 Filed on April 30, 2003)

10.11(a)* First Amendment to Change in Control Agreement dated April 30, 2003 between the Registrant and John W. Ivy. (Incorporated by reference from Exhibit 10.10(a) filed with the Registrant's Annual Report on Form 10-K filed on March 29, 2004)

10.12* Deferred Fee Agreement dated October 9, 1996 between the Registrant and Louis Barbich. (Incorporated by reference from Exhibit 10.11 filed with the Registrant's registration statement on Form 10 filed on April 30, 2003)

10.13 Agreement dated October 22, 2005 between the Registrant and Continental Stock Transfer and Trust Company regarding the appointment of Continental Stock Tranfer and Trust Company as the Registrant's transfer agent.

10.14* Resolution of the Board of Directors increasing the applicable limit on annual benefits payable to Bruce Maclin and Bart Hill pursuant to their Amended and Restated Executive Salary Continuation Agreements dated June 18, 2004. (Incorporated by reference from Exhibit 10.14 filed with the Registrant's Annual Report on Form 10-K filed on March 25, 2005)

10.15     Statement relating to the payment of club dues for Executive Officers.
          (Incorporated   by  reference   from  Exhibit  10.15  filed  with  the
          Registrant's Annual Report on Form 10-K filed on March 25, 2005)

21.1      List of  Registrant's  Subsidiaries.  (Incorporated  by reference from
          Exhibit 21.1 filed with Registrant's registration statement on Form 10 filed on April 30, 2003)

24.1      Power of Attorney (included on signature page).

EXHIBIT   DESCRIPTION OF EXHIBIT
-------   ----------------------
NUMBER
------

31.1 Certification of Chief Executive Officer pursuant to Rule 13a - 14(a) (17CFR 240.13a-14(a)) and Rule 15d-14(a), as adopted pursuant to
          Section 302 of the Sarbanes-Oxley Act of 2002.

31.2 Certification of Chief Financial Officer pursuant to Rule 13a - 14(a) (17CFR 240.13a-14(a)) and Rule 15d-14(a), as adopted pursuant to
          Section 302 of the Sarbanes-Oxley Act of 2002.

32 Certification of Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

--------------
* Management contract, compensatory plan, or arrangement.

SIGNATURES

Pursuant to the requirements of sections 13 or 15(d) the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

March 21, 2006                                  SAN JOAQUIN BANK

                                                By: /s/ BART HILL
                                                Chief Executive Officer,
                                                President and Director


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce Maclin and Bart Hill, and each of them as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Annual Report on Form 10-K, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Federal Deposit Insurance Corporation and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Annual Report on Form 10-K has been signed below by the following persons in the capacities and on the dates indicated:

           SIGNATURE                              TITLE                            DATE
           ---------                              -----                            ----
        /s/ BRUCE MACLIN                  Chairman of the Board               March 21, 2006
        ----------------
          Bruce Maclin
                                    Chief Executive Officer, President
         /s/ BART HILL              and Director (Principal Executive
         -------------                  Officer)                              March 21, 2006
           Bart Hill
                                    Chief Financial Officer and Chief
      /s/ STEPHEN M. ANNIS            Accounting Officer (Principal           March 21, 2006
      --------------------           financial and accounting officer)
        Stephen M. Annis

     /s/ DONALD S. ANDREWS                       Director                     March 21, 2006
     ---------------------
       Donald S. Andrews

     /s/ MELVIN D. ATKINSON                      Director                     March 21, 2006
     ----------------------
       Melvin D. Atkinson

      /s/ LOUIS J. BARBICH                       Director                     March 21, 2006
      --------------------
        Louis J. Barbich

     /s/ ELVIN G. BERCHTOLD                      Director                     March 21, 2006
     ----------------------
       Elvin G. Berchtold

       /s/ ROGERS BRANDON                        Director                     March 21, 2006
       ------------------
         Rogers Brandon

        /s/ JERRY CHICCA                         Director                     March 21, 2006
        ----------------
          Jerry Chicca

    /s/ ROBERT B. MONTGOMERY                     Director                     March 21, 2006
    ------------------------
      Robert B. Montgomery

   /s/ VIRGINIA F. MOORHOUSE                     Director                     March 21, 2006
   -------------------------
     Virginia F. Moorhouse


EXHIBIT 31.1

CERTIFICATION UNDER SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Bart Hill, certify that:

1.   I have reviewed this annual report on Form 10-K of San Joaquin Bank;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4. The Registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

     (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

     (b) Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

     (c) Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting.

5. The Registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):

     (a) All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and

     (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

Date:  March 21, 2006



/s/ BART HILL
-------------
Bart Hill
Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION UNDER SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Stephen M. Annis, certify that:

1.   I have reviewed this annual report on Form 10-K of San Joaquin Bank;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the Registrant as of, and for, the periods presented in this report;

4. The Registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Registrant and have:

     (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the Registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

     (b) Evaluated the effectiveness of the Registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

     (c) Disclosed in this report any change in the Registrant's internal control over financial reporting that occurred during the Registrant's most recent fiscal quarter (the Registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Registrant's internal control over financial reporting.

5. The Registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the Registrant's auditors and the audit committee of the Registrant's board of directors (or persons performing the equivalent functions):

     (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Registrant's ability to record, process, summarize and report financial information; and

     (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the Registrant's internal control over financial reporting.

Date:  March 21, 2006



/S/ STEPHEN M. ANNIS
--------------------
Stephen M. Annis
Chief Financial Officer

EXHIBIT 32

                            CERTIFICATION PURSUANT TO
                             18 U.S.C. SECTION 1350
                             AS ADOPTED PURSUANT TO
                  SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the annual report of San Joaquin Bank (the "Company") on Form 10-K for the year ended December 31, 2005, as filed with the Federal Deposit Insurance Corporation, each of the undersigned, in the capacities and on the date indicated below, hereby certifies, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

     (1) The report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934;

     (2) The information contained in the report fairly presents, in all material respects, the financial condition and results of operations of the Company.




/s/ BART HILL
-------------
Bart Hill
Chief Executive Officer
(Principal Executive Officer)
March 21, 2006






/s/ STEPHEN M. ANNIS
--------------------
Stephen M. Annis
Chief Financial Officer
(Principal Financial and Accounting Officer)
March 21, 2006